UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant    ☒
Filed by a Party other than the Registrant    ☐

Check the appropriate box:
□ Preliminary Proxy Statement
□ Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
□ Definitive Additional Materials
□ Soliciting Materials Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

ENERGIZER HOLDINGS, INC.
—————————————————————————
(Exact Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box)
☒ No fee required.
□ Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.1

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

□ Fee paid previously with preliminary materials.
□ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

ENERGIZER HOLDINGS, INC.
533 Maryville University Drive
St. Louis, Missouri 63141

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Energizer Holdings, Inc. to be held at 2:30 p.m. on Monday, January 23, 2006 at Energizer World Headquarters, 533 Maryville University Drive, St. Louis, Missouri 63141.

We hope you will attend in person. If you plan to do so, please bring the enclosed Shareholder Admittance Ticket with you.

Whether you plan to attend the meeting or not, we encourage you to read this Proxy Statement and vote your shares. You may sign, date and return the enclosed proxy as soon as possible in the postage-paid envelope provided, or you may vote by telephone or via Internet. However you decide to vote, we would appreciate your voting as soon as possible.

We look forward to seeing you at the Annual Meeting!
WARD M. KLEIN
Chief Executive Officer

December 9, 2005

ENERGIZER HOLDINGS, INC.
533 Maryville University Drive
St. Louis, Missouri 63141

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders:

The Annual Meeting of Shareholders of Energizer Holdings, Inc. will be held at 2:30 p.m. on Monday, January 23, 2006, at Energizer World Headquarters, 533 Maryville University Drive, St. Louis, Missouri 63141.

The purpose of the meeting is to:

elect four directors to serve three-year terms ending at the Annual Meeting held in 2009, or until their respective successors are elected and qualified; and

in order to preserve the Company’s ability to deduct certain executive compensation, approve material terms, including performance criteria, of the Company’s newly-adopted Executive Officer Bonus Plan, and reaffirm those same performance criteria for performance-based stock awards under the Company’s 2000 Incentive Stock Plan and to act upon such other matters as may properly come before the meeting.

You may vote if you are a shareholder of record on November 18, 2005. It is important that your shares be represented and voted at the Meeting. Please vote in one of these ways:

•	USE THE TOLL-FREE TELEPHONE NUMBER shown on the proxy card;
•	VISIT THE WEB SITE noted on the enclosed proxy card to vote via the Internet; OR
•	MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope.

By Order of the Board of Directors,

Timothy L. Grosch
Secretary

December 9, 2005

PROXY STATEMENT ------- VOTING PROCEDURES

YOUR VOTE IS VERY IMPORTANT

The Board of Directors is soliciting proxies to be used at the 2006 Annual Meeting. This proxy statement and the form of proxy will be mailed to shareholders beginning December 9, 2005.

Who Can Vote

Record holders of Energizer Holdings, Inc. Common Stock on November 18, 2005 may vote at the meeting. On November 18, 2005, there were 66,493,024 shares of Common Stock outstanding. The shares of Common Stock held in the Company’s treasury will not be voted.

How You Can Vote

There are three voting methods:
•	Voting by Mail. If you choose to vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided.
•	Voting by Telephone. You can vote your shares by telephone by calling the toll-free telephone number on the enclosed proxy card.
•	Voting by Internet. You can also vote via the Internet. The web site for Internet voting is on the enclosed proxy card, and voting is available 24 hours a day.

If you vote by telephone or via the Internet you should not return the proxy card.

How You May Revoke or Change Your Vote

You can revoke the proxy at any time before it is voted at the meeting by:

•	sending written notice of revocation to the Secretary;
•	submitting another proper proxy by telephone, Internet or paper ballot; or
•
attending the Annual Meeting and voting in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor from the holder of record, to be able to vote at the meeting.

General Information on Voting

You are entitled to cast one vote for each share of Common Stock you own on the record date. Shareholders do not have the right to vote cumulatively in electing directors. The election of each director nominee, and the material terms and performance criteria of the Company executive compensation plans, must be approved by a majority of shares entitled to vote and represented at the Annual Meeting in person or by proxy. Shares represented by a proxy marked “abstain” on any matter, or that provide that a vote be withheld with respect to the election of any one or more of the nominees for election as directors, will be considered present at the Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have voted in favor of the proposal or nominee. Therefore, any proxy marked “abstain” will have the effect of a vote against the matter. Shares represented by a proxy as to which there is a “broker non-vote” (for example, where a broker does not have discretionary authority to vote the shares), will be considered present at the meeting for purposes of determining a quorum, but will have no effect on the vote.

All shares that have been properly voted - whether by telephone, Internet or mail - and not revoked, will be voted at the Annual Meeting in accordance with your instructions. If you sign the enclosed proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed proxy card will have the discretion to vote on those matters for you. At the date this proxy statement went to press, no other matters had been raised for consideration at the Annual Meeting.

Voting By Participants in the Company’s Savings Investment Plan

If you participate in the Company’s Savings Investment Plan and had an account in the Energizer Common Stock Fund on November 10, 2005, the proxy will also serve as voting instructions to the trustee for that plan, Vanguard Fiduciary Trust Company, an affiliate of The Vanguard Group of Investment Companies, for the shares of Common Stock credited to your account on that date. If the trustee does not receive directions with respect to any shares of Common Stock held in the plan, it will vote those shares in the same proportion as it votes shares for which directions were received.

Costs of Solicitation

The Company will pay for preparing, printing and mailing this proxy statement. We have engaged Georgeson & Company, Inc. to help solicit proxies from shareholders for a fee of $11,500 plus its expenses. Proxies may also be solicited personally or by telephone by regular employees of the Company without additional compensation, as well as by employees of Georgeson. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs of sending the proxy materials to our beneficial owners.

ITEM 1. ELECTION OF DIRECTORS

The Board of Directors currently consists of twelve members and is divided into three classes, with each class currently consisting of four members, with terms of service expiring at successive Annual Meetings.

Four directors will be elected at the 2006 Annual Meeting to serve for a three-year term expiring at our Annual Meeting in the year 2009. The Board has nominated Bill G. Armstrong, J. Patrick Mulcahy, Pamela M. Nicholson and William P. Stiritz for election as directors at this Meeting. Each nominee is currently serving as a director and has consented to serve for a new term. Each nominee elected as a director will continue in office until his or her successor has been elected and qualified. If any nominee is unable to serve as a director at the time of the Annual Meeting, your proxy may be voted for the election of another person the Board may nominate in his or her place, unless you indicate otherwise.

Vote Required. The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote and represented in person or by proxy is required for the election of each director.

The Board of Directors recommends a vote FOR the election of these nominees as directors of the Company.

INFORMATION ABOUT NOMINEES AND OTHER DIRECTORS

Please review the following information about the nominees and other directors continuing in office. The ages shown are as of December 31, 2005.

BILL G. ARMSTRONG, Director Since 2005, Age 57
(Standing for election at this meeting for a term expiring in 2009)
Mr. Armstrong served as Executive Vice President and Chief Operating Officer, Cargill Animal Nutrition (animal feed products), from 2001 to 2004. Prior to that, Mr. Armstrong served as Chief Operating Officer, Agribrands International, Inc. (animal feed products) from 1998 to 2001. Also a director of Ralcorp Holdings, Inc.

J. PATRICK MULCAHY, Director Since 2000, Age 61
(Standing for election at this meeting for a term expiring in 2009)
Mr. Mulcahy has served as Vice Chairman of the Board since January, 2005, and prior to that time served as Chief Executive Officer, Energizer Holdings, Inc. from 2000 to 2005, and as Chairman of the Board and Chief Executive Officer of Eveready Battery Company, Inc. from 1987 to 2005. Also a director of Solutia, Inc.

PAMELA M. NICHOLSON, Director Since 2002, Age 46
(Standing for election at this meeting for a term expiring in 2009)
Ms. Nicholson has served as Executive Vice President and Chief Operating Officer, Enterprise Rent-A-Car (auto leasing) since 2004. She served as Senior Vice President, North American Operations for Enterprise from 1999 to 2004.

WILLIAM P. STIRITZ, Director Since 2000, Age 71
(Standing for election at this meeting for a term expiring in 2009)
Mr. Stiritz has served as Chairman of the Board since 2000, and served as Chairman of the Energizer Holdings, Inc. Management Strategy and Finance Committee from 2000 to 2005. Mr. Stiritz served as Chairman of the Board, Chief Executive Officer and President of Agribrands International (animal feed products) from 1998 to 2001. He also served as Chairman of the Board of Ralston Purina Company from 1982 to 2001. Also a director of Ralcorp Holdings, Inc., Vail Resorts, Inc. and Federated Department Stores, Inc.

R. DAVID HOOVER, Director Since 2000, Age 60
(Continuing in Office - Term expiring in 2007)
Mr. Hoover has served as Chairman, President and Chief Executive Officer, Ball Corporation (beverage and food packaging and aerospace products and services) since 2002. Prior to that, he served as President and Chief Executive Officer from 2001 to 2002, and as Vice Chairman, President and Chief Operating Officer from April 2000 to 2001. Also a director of Ball Corporation and Irwin Financial Corporation.

JOHN C. HUNTER, Director Since 2005, Age 58
(Continuing in Office - Term expiring in 2007)
Mr. Hunter served as Chairman, President and Chief Executive Officer of Solutia, Inc. (chemical products) from 1999 to 2004. On December 17, 2003, while Mr. Hunter served as President and Chief Executive Officer, Solutia, Inc. and fourteen of its U.S. subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Also a director of Penford Corporation and Hercules, Inc.

JOHN E. KLEIN, Director Since 2003, Age 60
(Continuing in Office - Term expiring in 2007)
Mr. Klein has served as Executive Vice Chancellor for Administration, Washington University in St. Louis (education) since 2004. From 1985 to 2004, he served as President and Chief Executive Officer, Bunge North America, Inc. (agribusiness). Also a director of Embrex, Inc.

JOHN R. ROBERTS, Director Since 2003, Age 64
(Continuing in Office - Term expiring in 2007)
Mr. Roberts has served as Executive Director, Civic Progress St. Louis (civic organization) since 2000. From 1993 to 1998, he served as Managing Partner, Mid-South Region, Arthur Andersen LLP (public accountancy). Also a director of Regions Financial Corporation and Centene Corporation.

WARD M. KLEIN, Director Since 2005, Age 50
(Continuing in Office - Term expiring in 2008)
Mr. Klein has served as Chief Executive Officer, Energizer Holdings, Inc since January 25, 2005. Prior to that time, he served as President and Chief Operating Officer from 2004 to 2005, as President, International from 2002 to 2004, and as Vice President, Asia Pacific and Latin America from 2000 to 2002. Also a director of AmerUs Group Co.

RICHARD A. LIDDY, Director Since 2000, Age 70
(Continuing in Office - Term expiring in 2008)
Mr. Liddy served as Chairman of the Board of GenAmerica Financial Corporation (insurance holding company) from 2000 to 2002. He also served as Chairman of the Board of the Reinsurance Group of America, Incorporated (insurance) from 1995 to 2002. Mr. Liddy was President of GenAmerica Financial from 1988 to 2000 and Chief Executive Officer of General American Life Insurance Company from 1992 to 2000. In January 2000, while Mr. Liddy served as President of GenAmerica Financial Corporation, GenAmerica sold its mutual holding company to Metropolitan Life Insurance Company. At the request of the Missouri State Insurance Department, a receiver was appointed in order to oversee the equitable distribution of proceeds to policyholders. Also a director of Brown Shoe Company, Inc., Ralcorp Holdings, Inc. and Ameren Corporation.

W. PATRICK MCGINNIS, Director Since 2002, Age 58
(Continuing in Office - Term expiring in 2008)
Mr. McGinnis has served as Chief Executive Officer and President, Nestlé Purina PetCare Company (pet foods and related products) since 2001. From 1999 to 2001, he served as Chief Executive Officer and President, Ralston Purina Company. Also a director of Brown Shoe Company, Inc.

[
JOE R. MICHELETTO, Director Since 2000, Age 69
(Continuing in Office - Term expiring in 2008)
Mr. Micheletto has served as Vice Chairman of the Board, Ralcorp Holdings, Inc. since 2003. Mr. Micheletto served as Chief Executive Officer and President, Ralcorp Holdings, Inc. (food products) from 1996 to 2003. Also a director of Ralcorp Holdings, Inc. and Vail Resorts, Inc.

BOARD OF DIRECTORS STANDING COMMITTEES

Board Member	Board	Audit	Executive	Nominating and Executive Compensation	Finance and Oversight
Bill G. Armstrong	✓	✓		✓
R. David Hoover	✓
John C. Hunter	✓			✓
John E. Klein	✓	✓	✓	✓*
Ward M. Klein	✓		✓		✓
Richard A. Liddy	✓	✓	✓	✓
W. Patrick McGinnis	✓		✓	✓
Joe R. Micheletto	✓		✓
J. Patrick Mulcahy	✓		✓		✓*
Pamela M. Nicholson	✓	✓	✓	✓
John R. Roberts	✓	✓*	✓	✓
William P. Stiritz	✓*		✓*		✓
Meetings held in 2005	5	6	0	4	3

*Chairperson

Audit: Reviews auditing, accounting, financial reporting and internal control functions. Responsible for engaging and supervising our independent accountants, resolving differences between management and our independent accountants regarding financial reporting, pre-approving all audit and non-audit services provided by our independent accountants, and establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters. The Board of Directors has determined that all members are independent and financially literate in accordance with the criteria established by the Securities and Exchange Commission and the New York Stock Exchange. The Board has elected John R. Roberts as Chair of the Audit Committee, and has determined that he is both independent and an audit committee financial expert, as defined by Securities and Exchange Commission guidelines. The Charter of the Audit Committee is attached at the end of this Proxy Statement, and has also been posted on the Company’s website at www.energizer.com under “Our Company: Corporate Governance”.

Executive: May act on behalf of the Board in the intervals between Board meetings.

Nominating and Executive Compensation: Sets compensation of executive officers, approves deferrals under the Company’s Deferred Compensation Plan, administers the Company’s 2000 Incentive Stock Plan and grants stock options and other awards under that plan. Monitors management compensation and benefit programs, and reviews principal employee relations policies. Recommends nominees for election as directors or executive officers to the Board. Recommends committee memberships and compensation and benefits for directors. Also responsible for conducting the annual self-assessment process of the Board and its Committees, and regular review and updating of the Company’s Corporate Governance Principles. The Board of Directors has determined that all members are non-employee directors, and are independent, as defined in the listing standards of the New York Stock Exchange. The Charter of the Nominating and Executive Compensation Committee has been posted on the Company’s website at www.energizer.com, under “Our Company: Corporate Governance”.

Finance and Oversight: Reviews the Company’s financial condition, objectives and strategies, and acquisitions and other major transactions, and makes recommendations to the Board concerning financing requirements, stock repurchase programs and dividend policy, foreign currency management and pension fund performance. The Charter of the Finance and Oversight Committee has been posted on the Company’s website at www.energizer.com, under “Our Company: Corporate Governance”.

During fiscal year 2005, all directors attended 75% or more of the Board meetings and Committee meetings on which they served during their period of service. Each director is highly encouraged to attend the Company’s Annual Meeting of Shareholders each year. All directors attended the 2005 Annual Meeting.

Director Independence

The Board of Directors has adopted Corporate Governance Principles providing that a majority of the Board, and the entire membership of the Audit and the Nominating and Executive Compensation Committees of the Board, shall consist of independent, non-management directors who meet the criteria for independence required by the New York Stock Exchange. A director will be considered independent if he or she does not have a material relationship with the Company, as determined by the Board of Directors. To that end, the Board, in the Corporate Governance Principles, has established the following guidelines for determining whether a director is independent, consistent with the listing standards of the New York Stock Exchange: a director will not be considered independent if, within the last three years (i) the director or an immediate family member was employed by the Company or a subsidiary as an executive officer, (ii) the director or an immediate family member was employed in a professional capacity by the Company's external auditor, or in the Company’s Internal Audit department, (iii) any of the present executive officers of the Company serve on the compensation committee of another company that employs the director or an immediate family member of the director as an executive officer.

The following relationships will be considered material:

(i) a Company director or an immediate family member is an executive officer, or the director is an employee, of another company which does business with the Company and the payments to, or amounts received from, that other company exceed the greater of $1 million, or 2% of such other company’s consolidated gross revenues;

(ii) a Company director or an immediate family member, within the last three years, received more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

(iii) a Company director is an executive officer of a charitable organization and the Company's annual charitable contributions to the organization (exclusive of gift-match payments) exceed the greater of $100,000 or 2% of the organization's total annual charitable receipts;

(iv) a Company director is a partner of or of counsel to a law firm that performs substantial legal services to the Company on a regular basis; or

(v) a Company director is a partner, officer or employee of an investment bank or consulting firm that performs substantial services to the Company on a regular basis. For relationships not described above or otherwise not covered in the above examples, a majority of the Company's independent directors, after considering all of the relevant circumstances, may make a determination whether or not such relationship is material and whether the director may therefore be considered independent under the New York Stock Exchange listing standards.

Director affiliations and transactions are regularly reviewed to ensure that there are no conflicts or relationships with the Company that might impair a director’s independence from the Company and management. The Company’s Corporate Governance Principles have been posted on the Company’s website at www.energizer.com, under “Our Company: Corporate Governance”.

Every year, the Company submits a questionnaire to each director and executive officer, and conducts its own internal review, for the purpose of identifying all transactions or relationships between each director, or any member of his or her immediate family, and the Company, its senior management and its independent auditor. Based on the responses to the 2005 questionnaire and the results of the review, and in accordance with the Company’s independence criteria, the Board has affirmatively determined that the following seven non-employee directors are independent from management: Bill G. Armstrong, John C. Hunter, John E. Klein, Richard A. Liddy, W. Patrick McGinnis, Pamela M. Nicholson, and John R. Roberts.

Director Nominations

The Nominating and Executive Compensation Committee is responsible for recommending candidates for election to the Company’s Board of Directors, consistent with the requirements for membership set forth in the Company’s Corporate Governance Principles. T hose requirements include integrity, independence, energy, forthrightness, analytical skills and a willingness to challenge and stimulate management, and the ability to work as part of a team in an environment of trust. The Principles also indicate the Board’s belief that each director should have a basic understanding of (i) the principal operational and financial objectives and plans and strategies of the Company, (ii) the results of operations and financial condition of the Company and its business segments, and (iii) the relative standing of the Company and its business segments in relation to its competitors. In addition to those standards, the Committee seeks directors who will represent the diverse interests of the Company’s shareholders, and who bring to the Board a breadth of experience from a variety of industries and professional disciplines. The Committee is also responsible for articulating and refining specific criteria for Board and committee membership to supplement, as appropriate, the more general criteria set forth in the Principles.

The Committee expects a high level of commitment from Board members and evaluates each candidate’s leadership and experience, skills, expertise and character traits, including the candidate’s ability to devote sufficient time to Board and Committee meetings in light of other professional commitments. The Committee also reviews whether a potential candidate meets Board and/or Committee membership requirements, as set forth in the Company’s Corporate Governance Principles, determines whether a potential candidate is independent according to the Board’s established criteria, and evaluates the potential for a conflict of interest between the director and the Company.

Historically, when vacancies have occurred, or when the Board determined that additional members were appropriate, candidates have been recommended to the Committee by other Board members or the Chief Executive Officer. The Committee, however, will consider and evaluate any shareholder-recommended candidates by applying the same criteria used to evaluate candidates recommended by directors or management. During fiscal year 2005, the Committee and the Chief Executive Officer received several suggestions for qualified candidates, which the Committee will consider as vacancies on the Board occur. The Committee also has authority to retain a recruitment firm if it deems it advisable. Shareholders who wish to suggest an individual for consideration for election to the Board of Directors may submit a written nomination to the Secretary of the Company, 533 Maryville University Drive, St. Louis, Missouri 63141, along with the shareholder’s name, address and number of shares of Common Stock beneficially owned; the name of the individual being nominated and number of shares of Common Stock beneficially owned; the candidate’s biographical information, including age, business and residential address, and principal occupation for the previous 5 years, and the nominee’s consent to being named as a nominee and to serving on the Board. A description of factors qualifying or recommending the nominee for service on the Board would also be helpful to the Committee in its consideration. To assist in the evaluation of shareholder-recommended candidates, the Committee may request that the shareholder provide certain additional information required to be disclosed in the Company’s proxy statement under Regulation 14A of the Securities Exchange Act of 1934. If the Committee determines a candidate, however proposed, is suitable for Board membership, it will make a recommendation to the Board for its consideration.

Under the Company’s Bylaws, shareholders may also nominate a candidate for election at an annual meeting of shareholders. See “Shareholder Proposals for 2007 Annual Meeting” for details regarding the procedures and timing for the submission of such nominations. Director nominees submitted through this process will be eligible for election at the Annual Meeting, but will not be included in proxy material sent to shareholders prior to the meeting.

Communicating Concerns to the Board

The Company has established several means for shareholders or others to communicate their concerns to the Board of Directors. If the concern relates to the Company's financial statements, business ethics, corporate conduct, accounting practices or internal controls, the concern should be submitted in writing to Mr. John R. Roberts, the Chair of the Audit Committee, in care of the Secretary of the Company, whose address is 533 Maryville University Drive, St. Louis, Missouri 63141. If the concern relates to the Company's governance practices, the concern may be submitted in writing to Mr. John Klein, the Chairman of the Nominating and Executive Compensation Committee, in care of the Secretary of the Company. Executive sessions without management directors present are scheduled at each Board meeting, and are chaired by Mr. J. Patrick Mulcahy, the Vice Chairman of the Board and Chairman of the Finance and Oversight Committee. Concerns may be raised with the non-management directors by written communication to Mr. Mulcahy, in care of the Secretary of the Company. If the shareholder is unsure as to which category his or her concern relates, he or she may communicate it to any one of the independent directors in care of the Secretary of the Company.

The Company's "whistleblower" policy prohibits the Company or any of its employees from retaliating or taking any adverse action against anyone for raising a concern. If a shareholder or employee nonetheless prefers to raise his or her concern in a confidential or anonymous manner, he or she may call Global Compliance Services’ AlertLine, the Company’s outside service provider, toll-free at 877-521-5625, or leave a message at the Company’s confidential web address: https:/energizer.alertline.com. Confidential letters may be sent to any independent director at:

AlertLine
PMB 3767
13950 Ballantyne Corporate Place
Charlotte, North Carolina 28273
U.S.A.

Director Compensation

All directors, other than Ward M. Klein, received the following fees for serving on the Board or its Committees. Mr. Klein received no compensation other than his normal salary from the Company for his service on the Board and its Committees.

Annual Retainer…………………..…...................…$40,000
Fee for Each Board Meeting…………………………$1,000
Fee for Each Committee Meeting………………...…$1,000

The chairpersons of the Committees also receive an additional annual retainer of $10,000 for each Committee that they chair, and the Chairman of the Board receives the same additional annual retainer for his services as Chairman. At the end of each calendar year, each director also receives a 33 1/3% Company Match on deferrals of retainers and fees into the Energizer Common Stock Fund of the Deferred Compensation Plan, the terms of which are described in more detail below. In November of 2004, the Board had approved, as additional director compensation, the annual crediting to each director of 500 stock equivalents in the Energizer Common Stock Fund, commencing in 2005. However, prior to that crediting, the Board, at its November 7, 2005 meeting, approved a crediting of stock equivalents to each director with a value, as of December 31, 2005, of $57,000, which would be in lieu of the 500 equivalents previously authorized. It is contemplated that an annual crediting of equivalents will be made, based upon median director compensation at the comparator companies selected by the Nominating and Executive Compensation Committee for purposes of executive compensation. The Company also pays the premiums on directors’ and officers’ liability insurance policies covering the directors, and, for out-of-town directors, pays the cost of transportation and lodging for their attendance at Board and Committee meetings.

On May 2, 2005, the Board approved a resolution authorizing Mr. Stiritz and Mr. Mulcahy, as Chairman and Vice Chairman, respectively, to use Company-owned aircraft for personal travel for up to 30 flight hours per year, per individual, when the Company-owned aircraft are not being used on business related trips. In addition, each of them were authorized to permit family members and guests to accompany them on business or personal flights on Company-owned aircraft. The Board also approved reimbursement of both individuals for any taxes associated with (i) their personal use of the Company aircraft, and (ii) the personal use by their family members and guests, but not including any taxes on such reimbursement. In FY 2005, the incremental cost to the Company of their personal use of the Company aircraft, on a variable cost basis, was $32,792 for Mr. Stiritz and $9,110 for Mr. Mulcahy, and the amount reimbursed to those individuals for taxes associated with personal use, as employees, in the prior calendar year (which is paid on a delayed basis) was $5,069 and $3,547, respectively. Company aircraft is jointly owned with two other corporations in order to share the fixed costs associated with such ownership which do not change based on usage, such as pilots’ salaries, aircraft acquisition expenses, and non-trip related maintenance and hangar fees. The Company, however, is assessed a charge per flight hour to cover all variable operating costs associated with each flight, including fuel costs, mileage, trip-related maintenance, landing fees, trip-related hangar and parking costs, and on-board catering. The incremental cost to the Company for the directors’ personal use described above reflects the assessed charge per flight hour for such use. Since the aircraft are used primarily for business travel, the above amounts exclude any prorated portion of the Company’s fixed costs.

In light of Mr. Mulcahy’s responsibilities as Vice Chairman of the Board and Chairman of its Finance and Oversight Committee, he is provided use of an office and computer at Company headquarters, as well as a cellphone and certain business publication subscriptions. From time to time, as part of his responsibilities as Chairman of the Finance and Oversight Committee, he incurs travel and other business expenses on behalf of the Company, for which he is reimbursed.

Stock Awards

On May 8, 2000, each of the Company’s initial non-employee directors received an option to purchase 10,000 shares of Common Stock of the Company. Mr. Stiritz, as an officer and Chairman of the Board at that time, received an option to purchase 500,000 shares of Common Stock. Each director appointed since that initial grant has also received an option to purchase 10,000 shares on the date of his or her appointment to the Board. All of these options, which have been granted under the Company’s 2000 Incentive Stock Plan and have a ten year term, have an exercise price equal to the closing price, as of the date of grant, of the Common Stock on the New York Stock Exchange composite index, and are exercisable at the rate of 20% per year, beginning on the first anniversary of the date of grant. They are exercisable prior to that date upon the director’s death, declaration of total and permanent disability, retirement or resignation from the Board, or upon a change in control of the Company.

From 2000 through 2003, each non-employee director also received a restricted stock equivalent award, under which the director would be credited with a restricted stock equivalent for each share of the Company's Common Stock he acquired within two years, up to a limit of 10,000 shares. Mr. Stiritz received a similar award, but with a limit of 130,000 shares. The equivalents granted vest three years from crediting and convert, at that time, into an equal number of shares of Common Stock. They also vest upon a director’s death, declaration of total and permanent disability, or upon a change in control of the Company. If elected by the director, conversion can be deferred until the director terminates service on the Board. As of November 1, 2005 the following directors are credited with the indicated number of unvested restricted stock equivalents: Mr. J. Klein - 10,000 equivalents; Ms. Nicholson - 10,000 equivalents; and Mr. Roberts - 10,000 equivalents. Vested equivalents credited to the directors are indicated in footnote (H) to the Common Stock Ownership table of this Proxy Statement.

Deferred Compensation Plan

Directors can elect to have their retainer and meeting fees paid monthly in cash, or defer payment until their resignation from the Board, under the terms of the Energizer Holdings, Inc. Deferred Compensation Plan. Under that Plan, they can defer in the form of stock equivalents under the Energizer Common Stock Unit Fund, which tracks the value of the Company’s Common Stock, they can defer into the Prime Rate Option, under which deferrals are credited with interest at Morgan Guaranty Trust Company of New York’s prime rate, or they can defer into any of the Measurement Fund Options which track the performance of the Vanguard investment funds offered under the Company’s Savings Investment Plan. Deferrals into the Energizer Common Stock Unit Fund during each calendar year are increased by a 33 1/3% match from the Company at the end of that year. In addition, as noted above, on December 31, 2005, each non-employee director will also be credited with equivalents having a value on that date of $57,000. Deferrals in the Plan are paid out in a lump sum in cash within 60 days following the director’s termination of service on the Board.

Compensation Committee Interlocks and Insider Participation

Mr. Stiritz, Chairman of the Board of the Company, and an officer of the Company prior to his retirement on January 25, 2005, served on the Human Resources Committee of the Board of Directors of Ball Corporation until November 3, 2004. In the spring of 2005, he retired from the Board of Directors of Ball. Mr. Hoover, a director of the Company, is the Chairman, President and Chief Executive Officer of Ball Corporation.

Compliance With Section 16(a) Reporting

The rules of the Securities and Exchange Commission require that the Company disclose late filings of changes in stock ownership by its directors and executive officers. Mr. Ward M. Klein filed a Form 4 on January 5, 2005, one day after it was due, to disclose a distribution from the Energizer Stock Unit Fund of the Company’s Deferred Compensation Plan. The inadvertent delay in filing occurred because of a late notification from the plan administrator regarding the distribution. Mr. Peter J. Conrad filed a Form 4 on March 8, 2005 to disclose a transfer from the Energizer Stock Fund of the Energizer Holdings, Inc. Savings Investment Plan on February 15, 2005 and transfers from the Energizer Stock Fund of the Energizer Holdings, Inc. Executive Savings Investment Plan on February 15 and February 18, 2005. Mr. Conrad’s filing was made thirteen days after the filing for the earlier transaction was due. To the best of the Company’s knowledge, all of the filings for the Company’s other executive officers and its directors were made on a timely basis in 2005.

ITEM 2. PROPOSAL TO APPROVE BONUS PLAN AND PERFORMANCE CRITERIA

In order to preserve the federal tax deductibility of certain performance-based cash bonus and stock awards which may be paid in future years by the Company to its executive officers, you are asked to approve the material terms of the Company’s newly-adopted Executive Officer Bonus Plan, (the “Bonus Plan”), and to approve or reaffirm performance-based criteria (the “Performance Criteria”) applicable to both performance-based cash bonuses under that Plan, and to performance-based stock awards under the Company’s 2000 Incentive Stock Plan (the “Incentive Stock Plan”). Approval of the terms of the Bonus Plan and the Performance Criteria by the Company’s shareholders is required under the terms of Section 162(m) of the Internal Revenue Code of 1986, as amended, and related regulations (the “Code”). (The material terms of the Incentive Stock Plan were initially approved by shareholders in 2001, but I.R.S. regulations require reaffirmation of the Performance Criteria every five years.)

A copy of the Bonus Plan has been filed as an exhibit to the Company’s Current Report on Form 8-K dated October 11, 2005, and a copy of the Incentive Stock Plan was filed as an exhibit to the Company’s Post-Effective Amendment No. 1 to Form 10, filed April 19, 2000, and was included in the Company’s Notice of Annual Meeting and Proxy Statement dated December 13, 2000.

Background

Section 162(m) of the Code denies an employer a deduction for compensation in excess of $1,000,000 paid to “covered employees” (generally, the named executives in the Summary Compensation Table) of a publicly held corporation unless the compensation is performance-based compensation. The Section 162(m) regulations generally require that shareholders approve the material terms of compensation performance goals - which include (i) the employees eligible to receive compensation, (ii) a description of the business criteria upon which the performance goal is based, and (iii) the maximum amount of compensation that may be paid to an employee during a specified period if the performance goal is met.

At its October 11, 2005 meeting, the Board’s Nominating and Executive Compensation Committee (the “Committee”) adopted the Bonus Plan, in order to qualify performance-related annual and long-term cash bonuses to the Executive Officers of the Company as performance-based compensation under Section 162(m) of the Code. Both the Bonus Plan and the Incentive Stock Plan authorize the Committee to administer the Plans, to name eligible participants, and to grant awards under the terms of the Plans to those so named. The Committee is composed entirely of individuals who qualify as “outside directors” for purposes of Section 162(m) of the Code and “independent directors” for purposes of the New York Stock Exchange Listing Standards.

Under the Bonus Plan and the Incentive Stock Plan, if the Committee grants awards which are subject to Performance Criteria, the performance objectives must be fixed not later than 90 days after the beginning of the performance period to which the objectives relate, and the Committee would not have any discretion to adjust the objectives in any manner that could increase the amount payable under the awards. The Committee would, however, have authority to reduce the size of an award if it deemed a reduction appropriate for any reason. Before payments are made under the award, the Committee must certify in writing that the Performance Criteria have been met.

Employees Eligible to Receive Awards

Participants in the Bonus Plan must be Executive Officers of the Company, as designated by the Board. That group is currently comprised of the Company’s Chief Executive Officer, Ward M. Klein; Executive Vice President and Chief Financial Officer, Daniel J. Sescleifer; President and CEO, Energizer Battery, Joseph W. McClanathan; President and CEO, Schick-Wilkinson Sword, Joseph E. Lynch; Executive Vice President and Chief Marketing Officer, David P. Hatfield; Vice President and General Counsel, Gayle G. Stratmann; and Vice President, Human Resources, Peter J. Conrad. Under the terms of the Incentive Stock Plan, the Committee may grant awards to any employee or director of the Company

Award Limitations

Under the terms of the Bonus Plan, the maximum amount which may be paid to a participant as a single award, whether that award represents performance for a single Plan Year or for multiple Plan Years, is Five Million Dollars ($5,000,000). With respect to the Incentive Stock Plan, the aggregate number of shares of Common Stock that may be the subject of performance-based awards that may be granted to an employee or director during any one fiscal year may not exceed 1,900,000. These limitations, however, represent only an absolute maximum, and the Committee would not be required to grant awards of that size.

New Plan Benefits

All awards under both the Bonus Plan and the Incentive Stock Plan are within the sole discretion of the Committee, and accordingly, future benefits payable under either Plan to the Named Executive Officers and other eligible participants are not currently determinable. However, as an illustration of the benefits which may be paid in the future under the terms of the Bonus Plan and the Incentive Stock Plan, the awards granted during the last fiscal year under the Company’s current Annual and Long-Term Cash Bonus Program are set forth in this Proxy Statement in the Summary Compensation Table and in the chart titled “Long-Term Incentive Plan - Awards in Last Fiscal Year”, and grants of restricted stock under the Incentive Stock Plan are set forth in the Summary Compensation Table.

Performance Criteria

Under both the Bonus Plan and the Incentive Stock Plan, performance goals established by the Committee will be based upon one or more of the following Performance Criteria: (a) earnings per share; (b) income or net income; (c) return measures (including, but not limited to, return on assets, capital, equity or sales); (d) cash flow return on investments which equals net cash flows divided by owners equity; (e) controllable earnings (a division’s operating profit, excluding the amortization of goodwill and intangible assets, less a charge for the interest cost for the average working capital investment by the division); (f) operating earnings or net operating earnings; (g) cost control; (h) share price (including, but not limited to, growth measures); (i) total shareholder return (stock price appreciation plus dividends); (j) economic value added; (k) EBITDA; (l) operating margin; (m) market share; (n) sales, including total Company, divisional, or product line sales or net sales figures; and (o) cash flow from operations. Performance may be measured on an individual, corporate group, business unit, or consolidated basis and may be measured absolutely or relatively to the Company’s peers. In establishing the Performance Goals, the Committee may account for the effects of acquisitions; divestitures; extraordinary dividends; stock split-ups; stock dividends or distributions; recapitalizations; warrants or rights issuances or combinations; exchanges or reclassifications with respect to any outstanding class or series of the Company’s common stock; or a corporate transaction, such as any merger of the Company with another corporation; any consolidation of the Company and another corporation into another corporation; any separation of the Company or its business units (including a spin-off or other distribution of stock or property by the Company); any reorganization of the Company (whether or not such reorganization comes within the definition of such term in Code Section 368); or any partial or complete liquidation by the Company; or sale of all or substantially all of the assets of the Company; the impact of changes in tax rates or currency fluctuations; unusual or non-recurring accounting impacts or changes in accounting standards or treatment; advertising or promotional spending or capital expenditures outside of annual business plans; events such as plant closings, sales of facilities or operations; and business restructurings; or unusual or extraordinary items. The Performance Criteria may be applicable to the Company and/or any of its subsidiaries or individual business units and may differ from participant to participant.

Federal Income Tax Consequences

Assuming compliance with Section 162(m) of the Code, the Company is entitled to a tax deduction at the time the participant realizes taxable income. Section 162(m) and the regulations adopted thereunder limit the deductibility of non-qualifying compensation in excess of $1,000,000 paid to covered employees. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The Committee’s policy is to maximize the tax deductibility of executive compensation without compromising the essential framework of the existing total compensation program. The Committee may elect to forgo deductibility for federal income tax purposes if such action is, in the opinion of the Committee, necessary or appropriate to further the goals of the Company’s executive compensation program, or otherwise is in the Company’s best interests.

Vote Required. The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote and represented in person or by proxy is required for approval of the material terms of the Bonus Plan and the Performance Criteria utilized for awards under that Plan and the Incentive Stock Plan.

The Board of Directors recommends a vote FOR this proposal.

OTHER BUSINESS

The Board knows of no business which will be presented at the 2006 Annual Meeting other than that described above. The Company’s Bylaws provide that shareholders may nominate candidates for directors or present a proposal or bring other business before an Annual Meeting only if they give timely written notice of the nomination or the matter to be brought not less than 90 nor more than 120 days prior to the Meeting. No such notice with respect to the 2006 Annual Meeting was received by the deadline of October 25, 2005.

SELECTION OF AUDITORS

The Audit Committee, in accordance with authority granted in its charter by the Board, appointed PricewaterhouseCoopers LLP as independent accountants for the current fiscal year. PricewaterhouseCoopers LLP has served as the Company’s independent accountant for every fiscal year since 2000. A representative of that firm will be present at the 2006 Annual Meeting of Shareholders and will have an opportunity to make a statement, if desired, as well as to respond to appropriate questions.

Fees Paid to PricewaterhouseCoopers LLP

	FY 04	FY 05
Audit Fees	$2,584,000	$4,290,602
Audit-Related Fees	$ 161,633	$ 145,963
Tax Fees
Tax Compliance/ preparation	$710,888	$761,804
Other Tax Services	$549,811	$839,854
Total Tax Fees	$1,260,699	$1,601,658
All Other Fees	$29,400	$3,100
Total Fees	$4,035,732	$6,041,323

Services Provided by PricewaterhouseCoopers LLP

The table above discloses fees paid to PricewaterhouseCoopers LLP (“PwC”) during the last two fiscal years for the following professional services:

•
Audit Fees - These are fees for professional services performed by PwC for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

•
Audit-Related Fees - These are fees for assurance and related services performed by PwC that are reasonably related to the performance of the audit or review of the Company’s financial statements. This includes: employee benefit and compensation plan audits; due diligence related to mergers and acquisitions; internal control reviews; attestations by PwC that are not required by statute or regulation; and consulting on financial accounting/reporting standards.

•
Tax Fees - These are fees for professional services performed by PwC with respect to tax compliance, tax advice and tax planning. This includes preparation of original and amended tax returns for the Company and its consolidated subsidiaries; refund claims; payment planning; tax audit assistance; and tax work stemming from “Audit-Related” items.

•
All Other Fees - These are fees for other permissible work performed by PwC that does not meet the above category descriptions. This includes litigation assistance, tax filing and planning for individual employees involved in the Company’s expatriate program and various local engagements that are permissible under applicable laws and regulations.

Audit Committee Pre-Approval Policy

The Audit Committee has a formal policy concerning approval of all services to be provided by PricewaterhouseCoopers LLP, the Company’s independent auditor, including audit, audit-related, tax and other services. The policy requires that all services PricewaterhouseCoopers LLP may provide to the Company must be pre-approved by the Committee. The Chairman of the Committee has the authority to pre-approve permitted services that require action between regular Committee meetings, provided he reports to the Committee at the next regular meeting. Early in each fiscal year, the Committee approves the list of planned audit and non-audit services to be provided by PricewaterhouseCoopers LLP during that year, as well as a budget estimating spending for such services for the fiscal year. Any proposed services exceeding the maximum fee levels set forth in that budget must receive specific pre-approval by the Audit Committee. The Committee approved all services provided by PricewaterhouseCoopers LLP during fiscal year 2005.

STOCK OWNERSHIP INFORMATION

Five Percent Owners of Common Stock. The table below lists the persons known by the Company to beneficially own at least 5% of the Company’s common stock as of November 1, 2005.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership	% of Shares Outstanding (A)
Ariel Capital Management, LLC 200 East Randolph Drive Suite 2900 Chicago, IL 60601	Common Stock	7,354,995(B)	10.85%
Goldman Sachs Asset Management 32 Old Slip New York, NY 10005	Common Stock	5,592,738(C)	8.25%
William P. Stiritz 533 Maryville University Drive St. Louis, MO 63141 Attn.: Corporate Secretary	Common Stock	3,066,657(D)	5.26%

(A)
The number of shares outstanding used in this calculation was the number actually outstanding on November 1, 2005, plus 630,000 shares which Mr. Stiritz could acquire upon exercise of options or conversion of stock equivalents within 60 days.

(B)
Based on a written statement from the shareholder, which disclaims any beneficial economic interest in any of the shares, and states that it holds the voting power and/or investment discretion solely in a fiduciary capacity as an investment adviser for its clients, none of which individually owns more than 5% of the Common Stock. Of the total shares beneficially owned, the shareholder has voting and investment powers as follows: sole voting - 5,919,470 shares; shared voting - 0 shares; sole dispositive - 7,352,420 shares; and shared dispositive - 0 shares.

(C)
Based on a 13F filed as of September 30, 2005 by the shareholder, a separate operating unit of Goldman Sachs & Co., which disclaims any beneficial economic interest in any of the shares, and states that it holds the voting power and/or investment discretion solely in a fiduciary capacity as an investment adviser for its clients, none of which individually owns more than 5% of the Common Stock. Of the total shares beneficially owned, the shareholder has voting and investment powers as follows: sole voting - 4,072,074 shares; shared voting - 0 shares; sole dispositive - 3,649,624 shares; and shared dispositive - 135,887 shares.

(D)
Based on a written statement from the shareholder, which disclaims any beneficial interest in 521,357 shares owned by the shareholder’s spouse. The total shares beneficially owned also includes shares which may be acquired within 60 days upon exercise of vested options and conversion of restricted stock equivalents. Of the total shares beneficially owned, the shareholder has voting and investment powers as follows: sole voting - 2,545,300 shares; shared voting - 0 shares; sole dispositive - 2,545,300 shares; and shared dispositive - 0 shares.

COMMON STOCK OWNERSHIP OF DIRECTORS
AND EXECUTIVE OFFICERS

The table below contains information regarding stock ownership of directors, nominees and executive officers as of November 1, 2005. It does not reflect any changes in ownership that may have occurred after that date.

Directors And Executive Officers	Shares Beneficially Owned	Shares held in Savings Investment Plan (A)	Options Exercisable Within 60 Days (B)	% of Shares Outstanding (C) (*denotes less than 1%)
Bill G. Armstrong	0	0	10,000	*
R. David Hoover	20,000 (H)	0	10,000	*
John C. Hunter	0	0	10,000	*
John E. Klein	11,700	0	10,000	*
Richard A. Liddy	29,000 (H)	0	10,000	*
W. Patrick McGinnis	38,918	0	10,000	*
Joe R. Micheletto	20,008 (H)	0	10,000	*
Pamela M. Nicholson	10,000	0	10,000	*
John R. Roberts	10,000	0	10,000	*
William P. Stiritz	3,066,657 (D)(H)	0	500,000	5.18%
J. Patrick Mulcahy	441,843 (E)	29,319	500,000	1.41%
Ward M. Klein	61,840 (H)	5,295	190,000	*
David P. Hatfield	5,889(F)	4,587	13,334	*
Joseph E. Lynch	0	425	50,000	*
Joseph W. McClanathan	31,438 (H)	3,778	81,667	*
Daniel J. Sescleifer	1,250 (G)(H)	0	59,167	*
All Officers and Directors	3,750,589 (G)(H)	46,390	1,491,752	7.68%

In general, “beneficial ownership” includes those shares a director or executive officer has the power to vote or transfer, as well as shares owned by immediate family members that reside with the director or officer. Unless otherwise indicated below, directors and executive officers named in the table above have sole voting and investment authority with respect to the shares set forth in the table. The table above also indicates shares that may be obtained within 60 days upon the exercise of options, or upon the conversion of vested stock equivalents into shares of common stock.

(A)
Column indicates the most recent approximation of the number of shares of Common Stock as to which participants in the Company’s Savings Investment Plan have voting and transfer rights. Shares of Common Stock which are held in the Plan are not directly allocated to individual participants but instead are held in a separate fund in which participants acquire units. Such fund also holds varying amounts of cash and short-term investments. The number of shares allocable to a participant will vary on a daily basis based upon the cash position of the fund and the market price of the stock.

(B)
Under the terms of the stock option agreements granted to the directors, all options granted to a director that have otherwise not vested will vest and become exercisable in the event that he or she retires or resigns from the Board.

(C)
The number of shares outstanding for purposes of this calculation was the number outstanding as of November 1, 2005 plus the number of shares which could be acquired upon the exercise of vested options, or options that could vest within 60 days, by all officers and directors, and the conversion of vested stock equivalents.

(D)	Mr. Stiritz disclaims beneficial ownership of 521,357 shares of Common Stock owned by his wife.
(E)	Mr. Mulcahy disclaims beneficial ownership of 12,500 shares of Common Stock owned by his wife and 111 shares owned by his step-daughter.
(F)	Mr. Hatfield disclaims beneficial ownership of 2,226 shares of Common Stock owned by his wife.
(G)
Excludes 542,927 shares of Common Stock held to fund retirement benefits by the Energizer Holdings, Inc. Retirement Plan Trust, of which Mr. Sescleifer and another executive officer serve as two of six trustees who collectively exercise voting and investment power. The officers disclaim beneficial ownership of those shares.

(H)
Includes vested Common Stock equivalents which will convert to shares of Common Stock upon the officer’s or director’s retirement, resignation from the Board or termination of employment with the Company. The number of vested equivalents credited to each individual officer or director is as follows: Mr. Stiritz: 130,000; Mr. Hoover: 10,000; Mr. Liddy: 10,000; Mr. Micheletto: 10,000; Mr. Ward Klein: 30,000; Mr. McClanathan: 30,000; Mr. Sescleifer: 1,250; and all other executive officers: 1,250.

EXECUTIVE COMPENSATION

The following tables and narratives discuss the compensation paid in fiscal year 2005 to the Chief Executive Officer, the retired Chief Executive Officer and the other four most highly compensated executive officers (“Named Executive Officers”).

The Summary Compensation Table set forth below summarizes compensation received by the Named Executive Officers for the entire fiscal years indicated.

SUMMARY COMPENSATION TABLE

	Long-Term	Long-Term
	Compensation	Compensat’n
Annual Compensation	(Awards)	(Payouts)

				Other Annual Compensation	Securities Underlying Options	Restricted Stock Equivalents	Long-Term Incentive	All Other Compensation
Name and Principal Position	Year	Salary($)	Bonus($)	($)	(#)	($)(1)	Plan $ (2)	($)(3)

J. Patrick Mulcahy Retired Chief Executive Officer (retired as of 1/25/05)	2005 2004 2003	$216,667 $650,000 $650,000	$337,783 (5) $1,072,500 $ 975,000	$3,547 $3,301 $15,950	- - -	$552,000 - -	$650,000 (5) $650,000 -	$30,750,345** $373,194 $175,819

Ward M. Klein Chief Executive Officer	2005 2004 2003	$602,976 $500,000 $295,000	$818,350 $742,500 $336,300	$2,205 - $12,252	45,000 100,000 -	$1,106,550 - $568,400	$450,000 $236,000 -	$273,005 $21,933 $23,452

Joseph E. Lynch CEO & President, Schick-Wilkinson Sword	2005 2004 2003 (4)	$425,000 $411,671 $396,600	$433,723 $407,880 $250,000	$7,443 - -	10,000 50,000 200,000	$245,900 - $568,400	$237,100 $165,000 -	$181,423 $153,660 $70,833

Joseph W. McClanathan CEO & President, Energizer Battery	2005 2004 2003	$425,000 $350,000 $295,000	$460,700 $462,000 $336,300	$1,054 $1,051 $10,333	20,000 50,000 -	$461,300 - $568,400	$280,000 $236,000 -	$165,564 $ 12,422 $ 99,074

Daniel J. Sescleifer Executive Vice President and Chief Financial Officer	2005 2004 2003	$325,000 $284,900 $275,000	$405,340 $376,200 $330,000	$5,225 - -	10,000 - -	$230,650 - $568,400	$228,000 $220,000 -	$132,698 $65,203 $43,881

David P. Hatfield Executive Vice President and Chief Marketing Officer	2005 2004 2003	$275,000 $241,251 $214,118	$227,040 $247,500 $167,815	- - -	20,000 - -	$461,300 - $568,400	$150,000 $117,765 -	$102,547 $ 98,599 $ 59,807

** Includes retirement distributions of previously earned but deferred compensation in the amount of $30,505,884. See Footnote 3.

(1)     Table shows value of restricted stock equivalents as of date of grant. As of September 30, 2005, the aggregate number and value of unvested restricted stock equivalents credited to each of the Named Executive Officers was as follows:

❑	Mr. Klein, 42,500 equivalents; $2,409,750
❑	Mr. Lynch, 25,000 equivalents; $1,417,500
❑	Mr. McClanathan, 30,000 equivalents; $1,701,000
❑	Mr. Sescleifer, 25,000 equivalents; $1,417,500
❑	Mr. Hatfield, 30,000 equivalents; $1,701,000
❑	Mr. Mulcahy, 10,000 equivalents; $567,000

In May, 2003, Messrs. Lynch, Klein, McClanathan, Sescleifer and Hatfield were each granted 20,000 restricted stock equivalents which vest, in one-third increments, every third year over a nine-year period. In October, 2004, Messrs. McClanathan and Hatfield were each granted 10,000 restricted stock equivalents, and Mr. Sescleifer was granted 5,000 restricted stock equivalents, and, in January, 2005, Mr. Klein was granted 22,500 restricted stock equivalents, and Mr. Lynch was granted 5,000 restricted stock equivalents, all of which vest, in 25% increments, every year commencing on the 1st anniversary date of the award. With respect to all of the above grants, at vesting, the equivalents will convert into shares of Common Stock unless the Officer elected to defer conversion until termination of employment. The equivalents also vest upon the Officer’s death, disability, involuntary termination of employment or change of control of the Company. If dividends are paid on the Common Stock, an amount in cash equal to the dividends that would have been paid if the equivalents had been actual shares of Common Stock will be paid to the Officer at the time of conversion. In January, 2005, upon his retirement, Mr. Mulcahy was granted 10,000 restricted stock equivalents as consideration for an agreement not to compete with the Company, the terms of which are described in more detail under “EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS” in this Proxy Statement. Vested but deferred equivalents credited to the Officers are indicated in footnote (H) to the Common Stock Ownership table of this Proxy Statement.

(2)     Amounts in this column reflect payment of bonus opportunities created in fiscal year 2004 under the Company’s Annual and Long-Term Bonus Program, which were payable contingent upon fiscal year 2005 results.

(3)     The amounts shown in this column with respect to fiscal year 2005 consist of the following:

(i) Retirement distributions - upon Mr. Mulcahy’s retirement from the Company on 1/25/05, he received the following distributions, in cash, in accordance with the terms of Company benefit programs and policies: (a) Deferred Compensation Plan distribution of $16,841,167, which was comprised of the following: (i) bonus and award deferrals by Mr. Mulcahy, and company matches, during the course of his 32 year career with Ralston Purina Company, in the amount of $7,307,060 (Under the terms of the Reorganization Agreement entered into between the Company and Ralston at the time of the spin-off, liability for payments to Company employees under the terms of the Ralston Purina Company Deferred Compensation Plan were assumed by the Company.); (ii) bonus deferrals by Mr. Mulcahy since the spin-off, in the aggregate amount of $7,568,515; (iii) Company matches on Mr. Mulcahy’s voluntary bonus deferrals since spin-off, in the amount of $1,965,592. (The above amounts also reflect net investment returns from the time of crediting. Returns under the Plan are at market rate, either based upon the performance of Energizer Stock or upon the return of Vanguard investment funds offered by the Company’s Savings Investment Plan.); (b) Executive Savings Investment Plan distribution of $5,752,181, representing Mr. Mulcahy’s voluntary deferral of salary and bonus, and Company matching deferrals on such amounts, which would have been deferred into the Company’s Savings Investment Plan but for IRS limitations on contributions to 401(k) plans by highly-compensated employees; and (c) aggregate payments of $553,236 during fiscal year 2005 under the terms of the Company’s Supplemental Executive Retirement Plan, which provides for payment of the additional pension benefit, based on years of service and final average salary, that Mr. Mulcahy would have received under the Company’s qualified retirement plan but for IRS benefit limitation rules. In addition, 130,000 vested stock equivalents previously granted to Mr. Mulcahy converted into shares of Common Stock upon his retirement, in accordance with the terms of the initial stock award. The market value of the shares at issuance was $7,359,300. Mr. Mulcahy also received a cash payout for accrued vacation (consisting of 53 days of banked PTO and sabbatical reserve, and 36 days of annual vacation for 2005, which accrues as of the beginning of each calendar year) in the amount of $222,500.

(ii) the Savings Investment Plan and Executive Savings Investment Plan — Company matching contributions or accruals:

s	Mr. Mulcahy, $21,875
s	Mr. Hatfield, $8,187
s	Mr. Klein, $35,089
s	Mr. Lynch, $13,617
s	Mr. McClanathan, $30,289
s	Mr. Sescleifer, $21,764

The amounts shown do not include benefits which were accrued by the Named Executive Officers in the Executive Savings Investment Plan in lieu of the PensionPlus Match Account in the Energizer Holdings, Inc. Retirement Plan due to certain limits imposed by the Internal Revenue Code on accruals in the Retirement Plan. Such additional amounts are disclosed in the discussion of the PensionPlus Match Account under “RETIREMENT PLAN” in this Proxy Statement.

(iii) the Deferred Compensation Plan — a Company match of 25% of the percent of the officer’s annual bonus voluntarily deferred into the Energizer Stock Equivalent Fund:

s	Mr. Klein, $237,816
s	Mr. Sescleifer, $110,834
s	Mr. Hatfield, $94,260
s	Mr. Lynch, $167,706
s	Mr. McClanathan, $135,175

(iv) the Group Life Insurance Plan — term life insurance premiums paid by the Company for the first $40,000 of coverage for each of the Named Executive Officers, $100. The premiums paid for Mr. Mulcahy for 4 months of coverage under the Group Life Plan (while he was employed by the Company) and for 7 months of coverage under the Company’s group retiree life insurance plan, aggregated to a total of $86.

(4)     Mr. Lynch was not employed by the Company prior to March 28, 2003. The “Salary” column for fiscal year 2003 reflects his annualized salary, i.e., the salary amount which he would have been paid had he been paid for a full year at the rate in effect from March 28, 2003, the date of the acquisition of the Schick-Wilkinson Sword business, through the end of the fiscal year. The full amount of the bonus paid by the Company to him with respect to that year is reflected in the “Bonus” column for that year. No attempt has been made to pro rate his bonus based on the relationship between the period before the acquisition and the period after.

(5)     Under the terms of the Separation Agreement and General Release entered into with Mr. Mulcahy prior to his retirement, he received payment of the long-term component of his 2004 bonus which he would have otherwise received if he had remained employed throughout FY 2005. He also received a prorated portion of the 2005 annual bonus he would have received under the Company’s 2005 Annual and Long-Term Bonus Program.

Perquisites

The following are the only perquisites provided by the Company to the Named Executive Officers:

Personal use of Company aircraft. Ward M. Klein, the Chief Executive Officer, has been authorized to use Company-owned aircraft for personal travel for up to 30 flight hours per year, when the Company-owned aircraft are not being used on business related trips. In addition, he is authorized to permit family members and guests to accompany him on business or personal flights on Company-owned aircraft. During 2005 there was no incremental cost to the Company related to Mr. Klein’s personal use of the aircraft.

Executive Financial Planning Program. The Company will reimburse the executives for 80% of the cost of personal financial advisory services, up to an annual maximum of $6,000.

Executive Health Plan. The Company pays the annual premium for each executive for an excess health insurance policy which generally covers all health care expenses to the extent not covered by the Company’s Medical Plan. The executives are required to pay for the underlying coverage at the same rate as all other employees.

Executive Excess Liability Plan. The Company pays the annual premium for a group policy providing each executive with personal excess liability coverage in excess of the executive’s primary personal liability insurance, the cost of which is borne by each executive.

The aggregate value of all perquisites actually received by each of the Named Executive Officers did not exceed the SEC’s minimum threshold for disclosure in years 2005, 2004 and 2003.

OPTION GRANTS IN LAST FISCAL YEAR

(a) Name	(b) Number of Securities Underlying Options Granted (#)	(c) % of Total Options Granted to Employees in Fiscal Year	(d) Exercise or Base Price ($/Sh)	(e) Expiration Date	(f) Grant Date Present Value ($)
J. Patrick Mulcahy	-	-	-	-	-
Ward M. Klein	45,000 (1)(2)	19.24%	$49.18(3)	1/13/15	$974,925(4)(6)
Joseph E. Lynch	10,000(1)(2)	4.27%	$49.18(3)	1/13/15	$216,650(4)(6)
Joseph W. McClanathan	20,000(1)(2)	8.55%	$46.13(3)	10/18/14	$403,900(5)(6)
Daniel J. Sescleifer	10,000(1)(2)	4.27%	$46.13(3)	10/18/14	$201,950(5)(6)
David P. Hatfield	20,000(1)(2)	8.55%	$46.13(3)	10/18/14	$403,900(5)(6)

(1)	Options granted were options to acquire shares of Common Stock.
(2)
Options become exercisable at the rate of 25% of total shares on the 1st, 2nd, 3rd and 4th anniversaries of the date of grant and upon death, declaration of permanent and total disability, voluntary termination of employment at or after age 55, involuntary termination other than for cause, or upon a change in control of the Company.

(3)	Market price on date of grant.
(4)
Calculated using the Black Scholes pricing model. Underlying assumptions used in the calculation include a ten-year expiration, a current market price and strike price of $49.18 per share, a ten year volatility assumption of 21.49%, a current dividend yield of 0.0% and a risk-free rate of return of 4.45%, which was derived from the 10-year treasury zero-coupon yield curve.

(5)
Calculated using the Black Scholes pricing model. Underlying assumptions used in the calculation include a ten-year expiration, a current market price and strike price of $46.13 per share, a ten year volatility assumption of 21.70%, a current dividend yield of 0.0% and a risk-free rate of return of 4.34%, which was derived from the 10-year treasury zero-coupon yield curve.

(6)
The Company has elected to illustrate the potential realizable values using the Black Scholes pricing model as permitted by the rules of the Securities and Exchange Commission. This does not represent the Company’s estimate or projection of future stock price or of the assumptions utilized; actual gains, if any, upon future exercise of any of these options will depend on the actual performance of the Common Stock.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR END OPTION VALUES

Name			Number of Unexercised Options at FY-End (#)		Value of Unexercised Options at FY End
	Shares Acquired on Exercise (#)	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
J. P. Mulcahy	0	0	500,000	0	$19,850,000	$0
W. M. Klein	80,000	$3,536,000	180,000	135,000	$6,465,500	$1,798,775
J. E. Lynch	40,000	$1,357,600	50,000	170,000	$1,392,400	$4,390,400
J. W. McClanathan	100,000	$3,498,500	76,667	93,333	$2,566,342	$1,650,058
D.J. Sescleifer	140,000	$4,832,050	16,667	83,333	$443,342	$2,417,858
D.P. Hatfield	90,000	$3,907,150	8,334	36,666	$221,684	$654,716

LONG-TERM INCENTIVE PLAN - AWARDS IN LAST FISCAL YEAR

Name			Estimated Future Payments Under Non-Stock Price-Based Plans
	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout	Threshold	Target	Maximum
W. M. Klein (1)	N/A	10/01/04 - 9/30/06	$282,750	$565,500	$565,500
	N/A	10/01/05 - 9/30/07	$175,000	$350,000	$700,000
J.E. Lynch	N/A	10/01/04 - 9/30/06	$122,400	$244,800	$244,800
	N/A	10/01/05 - 9/30/07	$ 88,000	$176,600	$352,000
J.W. McClanathan	N/A	10/01/04 - 9/30/06	$153,000	$306,000	$306,000
	N/A	10/01/05 - 9/30/07	$ 88,000	$176,000	$352,000
D.J. Sescleifer	N/A	10/01/04 - 9/30/06	$113,100	$226,200	$226,200
	N/A	10/01/05 - 9/30/07	$ 74,000	$148,000	$296,000
D.P. Hatfield	N/A	10/01/04 - 9/30/06	$76,725	$153,450	$153,450
	N/A	10/01/05 - 9/30/07	$43,500	$89,000	$174,000

The Nominating and Executive Compensation Committee has approved the terms of the Company’s Annual and Long-Term Bonus Program for key personnel, including the Named Executive Officers, for fiscal years 2005 and 2006. In order to promote consistent growth in earnings per share from year to year, the long-term component of the Program is designed to pay a cash bonus to participants if the budgeted earnings per share target (and, for certain officers, an additional operating unit target) for the Company is met in the current fiscal year, and then met again or exceeded in the following fiscal year. The long-term component of the Company’s bonus program creates, after the end of each fiscal year, an additional bonus opportunity (a “banked” bonus), ranging from 50% (for achievement of the budgeted target) to 100% (for achievement of the stretch goal for the year) of the individual’s bonus target (which is a percentage of his or her base salary), with proportionate percentage increases for final results which are between budgeted target and stretch. The bonus opportunity for fiscal year 2006 is reflected in the above table. (Both the budgeted target and the stretch earnings per share goals are approved by the Committee at the beginning of each fiscal year.) However, a banked bonus will not be created unless the budgeted target for the year is actually achieved, and will not become payable at all unless final results for the year in which it is created are met or exceeded in the following year.

If that threshold is met, however, the individual will, after the end of that following year, receive a payment equal to 50% of the banked bonus created during the prior fiscal year, which percentage increases proportionally up to 100% if the budgeted target for that next fiscal year is achieved.

The Company exceeded the budgeted target for fiscal year 2005, so a banked bonus for 2005 was created, which is reflected in the table above. (The amount of the banked bonus, again, was a proportionate percentage, between 50% and 100%, of the individual’s bonus target.) In addition, because the 2005 budgeted target was achieved, 100% of the banked bonus created in fiscal year 2004 became payable.

An individual that is eligible for a long-term award (assuming that thresholds are met) for a particular fiscal year must remain employed by the Company through the end of the following fiscal year to be eligible for a payment. (However, under the terms of Mr. Mulcahy’s Separation Agreement and General Release, the contingent bonus opportunity earned by him during fiscal year 2004 became payable to him despite his retirement in fiscal year 2005 - but remained contingent upon the Company’s earnings per share for fiscal year 2004 being met or exceeded in fiscal year 2005.)

Payments that otherwise would not be deductible under Section 162(m) of the Internal Revenue Code may, at the sole discretion of the Committee, be deferred in whole or in part until such time as they are deductible by the Company. It is contemplated that a similar bonus program design, with cash incentives for consistent earnings growth, will continue to be utilized in future years.

(1) In light of his promotion to Chief Executive Officer on 1/25/05, an increase in the salary and bonus target for Mr. Klein was approved by the Committee, and, accordingly, the contingent long-term bonus for the period 10/01/04 - 9/30/06 also changed to reflect such increase.

RETIREMENT PLAN

The Energizer Holdings, Inc. Retirement Plan may provide pension benefits in the future to the Named Executive Officers. Most regular U.S. employees that have completed one year of employment with the Company or certain of its subsidiaries are eligible to participate in the Retirement Plan. They become vested after five years of service. Normal retirement is at age 65; however, employees who work beyond age 65 may continue to accrue benefits.

Final Average Earnings Formula. Annual benefits for Mr. Klein, and other administrative employees who so elected, are computed by multiplying their Final Average Earnings (the average of their five highest consecutive annual earnings during the ten years prior to their termination of employment) by a number which is 1.5% of their actual years of service (to a maximum of 40 years). That amount is then reduced by up to one-half of their primary social security benefit at retirement (with the actual amount of offset determined by their age and years of service at retirement).

The following table shows a range of estimated annual retirement benefits, in the form of a single life annuity with 60 monthly payments guaranteed, beginning at age 65, that would be payable from the Retirement Plan to salaried employees, including the Named Executive Officers. To the extent a Named Executive Officer’s compensation or benefits exceed certain limits imposed by the Internal Revenue Code of 1986, as amended, the table also includes benefits payable from an unfunded supplemental retirement plan. The table reflects benefits prior to the reduction for social security benefits described above.

	Final Average Earnings Formula - Annuity Payments
Final Average	Years of Service
Earnings	10	15	20	25	30

$300,000	$45,000	$67,500	$90,000	$112,500	$135,000
$400,000	$60,000	$90,000	$120,000	$150,000	$180,000
$500,000	$75,000	$112,500	$150,000	$187,500	$225,000
$600,000	$90,000	$135,000	$180,000	$225,000	$270,000
$700,000	$105,000	$157,500	$210,000	$262,500	$315,000
$800,000	$120,000	$180,000	$240,000	$300,000	$360,000
$1,000,000	$150,000	$225,000	$300,000	$375,000	$450,000
$1,200,000	$180,000	$270,000	$360,000	$450,000	$540,000
$1,400,000	$210,000	$315,000	$420,000	$525,000	$630,000
$1,500,000	$225,000	$337,500	$450,000	$562,500	$675,000
$1,600,000	$240,000	$360,000	$480,000	$600,000	$720,000
$1,800,000	$270,000	$405,000	$540,000	$675,000	$810,000
$2,000,000	$300,000	$450,000	$600,000	$750,000	$900,000
$2,200,000	$330,000	$495,000	$660,000	$825,000	$990,000
$2,400,000	$360,000	$540,000	$720,000	$900,000	$1,080,000
$2,600,000	$390,000	$585,000	$780,000	$975,000	$1,170,000
$2,800,000	$420,000	$630,000	$840,000	$1,050,000	$1,260,000
$3,000,000	$450,000	$675,000	$900,000	$1,125,000	$1,350,000

Account Based Formula. Retirement benefits for Mr. McClanathan, Mr. Hatfield and Mr. Sescleifer are calculated under an “account based” benefit formula. (Such calculation was elected by Mr. McClanathan and Mr. Hatfield as a result of a one-time election formula in 1998, and was mandated for Mr. Sescleifer by reason of his employment after that date.) Under this benefit formula, a participant’s “base” single sum retirement benefit is calculated by multiplying the participant’s Final Average Earnings (the average of his or her five highest consecutive annual earnings during the ten years prior to his or her termination of employment) by a gross percentage that is accumulated over a participant’s working lifetime. The first five years of a participant’s employment each credit a rate of 4.0% towards that gross percentage. The next five years credit 5.0% each, the next five 6.5% each, the next five 8.0% each and each year in excess of 20 years credits 10% per year. In addition to this “base” single sum benefit, an additional “excess” single sum benefit is calculated as the amount of the participant’s Final Average Earnings that is in excess of the Social Security Covered Compensation level in the year of calculation (i.e., in 2005, $46,344) multiplied by a percentage calculated as 3.5% of the participant’s actual years of service. The participant also has the option of receiving his or her pension benefit in the form of an annuity payable for the life of the participant, with a guaranteed payment of 60 monthly payments, which annuity is the actuarial equivalent of the single sum amount. In no event, however, can the amount of the annuity payable to Mr. McClanathan or Mr. Hatfield be less than the annuity that they respectively earned as of December 31, 1998 under the Final Average Earnings benefit formula described above. The following table shows a range of estimated retirement benefits, in the form of a single sum amount, that would be payable from the Retirement Plan as of the date of termination of employment under the terms of the account-based formula described above. To the extent that a participant’s compensation or benefits exceed certain limits imposed by the Internal Revenue Code of 1986, as amended, the table also includes benefits payable from an unfunded supplemental retirement plan. Reflecting the annuity conversion rates in effect for fiscal/plan year 2004-2005, the annuity amount that would be payable as of a participant’s Normal Retirement Age (65) based on the indicated single sum amounts would be determined as 8.4% of the participant’s stated single sum balance credited with compound interest at a rate of 3% per annum from the participant’s date of termination to the participant’s 65th birthday.

	Final Average Earnings - Account Based Formula
Final Average	Years of Service
Earnings	10	15	20	25	30

$300,000	$224,000	$366,000	$530,000	$724,000	$919,000
$400,000	$304,000	$496,000	$718,000	$979,000	$1,241,000
$500,000	$384,000	$626,000	$905,000	$1,234,000	$1,564,000
$600,000	$464,000	$756,000	$1,093,000	$1,489,000	$1,886,000
$700,000	$544,000	$886,000	$1,280,000	$1,744,000	$2,209,000
$800,000	$624,000	$1,016,000	$1,468,000	$1,999,000	$2,531,000
$1,000,000	$784,000	$1,276,000	$1,843,000	$2,509,000	$3,176,000
$1,200,000	$944,000	$1,536,000	$2,218,000	$3,019,000	$3,821,000
$1,400,000	$1,104,000	$1,796,000	$2,593,000	$3,529,000	$4,466,000
$1,500,000	$1,184,000	$1,926,000	$2,780,000	$3,784,000	$4,789,000
$1,600,000	$1,264,000	$2,056,000	$2,968,000	$4,039,000	$5,111,000
$1,800,000	$1,424,000	$2,316,000	$3,343,000	$4,549,000	$5,756,000

Account Based Formula for Former Warner-Lambert Plan Participants. Retirement benefits for Mr. Lynch are calculated under an “account based” benefit formula for Schick-Wilkinson Sword employees that formerly participated in the Warner-Lambert Retirement Plan. Under this benefit formula, a participant’s “base” single sum retirement benefit is calculated by multiplying the participant’s Final Average Earnings (the average of his or her five highest consecutive annual earnings during the ten years prior to his or her termination of employment) by a gross percentage that is accumulated over a participant’s working lifetime while an Energizer employee. Service with Warner-Lambert is taken into account for the purpose of determining the level at which such participant shall enter the Pension Equity Benefit formula. The first two years of a participant’s employment with Energizer each credit a rate of 5.0% towards that gross percentage. The next five years credit 6.5% each, the next five 8.0% each, and each year in excess of 12 years credits 10% per year. In addition to this “base” single sum benefit, an additional “excess” single sum benefit is calculated as the amount of the participant’s Final Average Earnings that is in excess of the Social Security Covered Compensation level in the year of calculation (i.e., in 2005, $46,344) multiplied by a percentage calculated as 3.5% of the participant’s actual years of service with Energizer. The participant also has the option of receiving his pension benefit in the form of an annuity payable for the life of the participant, with a guaranteed payment of 60 monthly payments, which annuity is the actuarial equivalent of the single sum amount. The following table shows a range of estimated retirement benefits, in the form of a single sum amount, that would be payable from the Retirement Plan as of the date of termination of employment under the terms of the account based formula described above. To the extent that a participant’s compensation or benefits exceed certain limits imposed by the Internal Revenue Code of 1986, as amended, the table also includes benefits payable from an unfunded supplemental retirement plan. Reflecting the annuity conversion rates in effect for fiscal/plan year 2004-2005, the annuity amount that would be payable as of a participant’s Normal Retirement Age (65) based on the indicated single sum amounts would be determined as 8.4% of the participant’s stated single sum balance credited with compound interest at a rate of 3% per annum from the participant’s date of termination to the participant’s 65th birthday.

Due to Mr. Lynch’s service with Warner-Lambert prior to Schick’s acquisition, he is entitled to a frozen benefit in addition to the account based benefit described above. This frozen benefit of $25,746.67 annually is in addition to the amounts shown in the table. This benefit is payable as an annual annuity for the life of the participant with 50% of the annuity payable to their surviving spouse. Monthly installments commence at age 65.

Final Average Earnings- Account Based Formula for former Warner-Lambert Plan Participants
Final Average	Total Years of Service
Earnings	10	15	20	25	30

$300,000	$52,000	$194,000	$358,000	$552,000	$747,000
$400,000	$70,000	$262,000	$484,000	$746,000	$1,008,000
$500,000	$89,000	$330,000	$610,000	$939,000	$1,269,000
$600,000	$107,000	$399,000	$736,000	$1,133,000	$1,530,000
$700,000	$125,000	$467,000	$862,000	$1,326,000	$1,790,000
$800,000	$144,000	$536,000	$988,000	$1,519,000	$2,051,000
$1,000,000	$181,000	$673,000	$1,239,000	$1,906,000	$2,573,000
$1,200,000	$217,000	$809,000	$1,491,000	$2,293,000	$3,095,000
$1,400,000	$254,000	$946,000	$1,743,000	$2,680,000	$3,617,000
$1,500,000	$273,000	$1,015,000	$1,869,000	$2,873,000	$3,878,000
$1,600,000	$291,000	$1,083,000	$1,995,000	$3,067,000	$4,139,000

PensionPlus Match Account

To the extent that each of the Named Executive Officers has elected to contribute compensation on an after-tax basis to the Company-sponsored Savings Investment Plan (SIP), a matching single sum amount is credited to a nominal account balance established for each individual in the Retirement Plan. The single sum amount credited to the individual's account each year is equal to 325% of the first 1% of pay (up to a certain limit imposed on pay by the Internal Revenue Code) contributed by the individual to the SIP on an after-tax basis. The amounts so credited each year to the nominal account are further annually credited each plan year with interest at a rate equal to the average 30-year U.S. Treasury bond rate in effect during the August preceding the October 1 beginning of each plan year. These nominal accounts may be received by the participant, upon termination of employment, in the form of a lump sum or an equivalent annuity. A participant vests in this benefit at the rate of 25% per year for the first four years of employment, with the PensionPlus Match Account being 100% vested after four years. Under the terms of the Stock and Asset Purchase Agreement between the Company and Pfizer, Inc., until April 1, 2005, each U.S. employee of the Schick-Wilkinson Sword business formerly employed by Pfizer, including Mr. Lynch, received an additional accrual in his or her PensionPlus Match Account equal to 3.5% of his or her pay. For fiscal year 2005, the following amounts were accrued in the PensionPlus Match Accounts of the Named Executive Officers. To the extent a Named Executive Officer’s compensation or benefits exceed certain limits imposed by the Internal Revenue Code of 1986, as amended, amounts below also include benefits payable from the unfunded Executive Savings Investment Plan.

•	Mr. Hatfield: $8,838
•	Mr. Klein: $40,844
•	Mr. Lynch: $20,870
•	Mr. McClanathan: $31,852
•	Mr. Mulcahy: $23,319
•	Mr. Sescleifer: $23,621

For the purpose of calculating retirement benefits, the Named Executive Officers had, as of September 30, 2005, the following whole years of credited service: Messrs. Lynch-10 years (including years of service with Pfizer, Inc.); Klein-26 years; McClanathan-30 years; Hatfield- 19 years; and Sescleifer-4 years. Earnings used in calculating benefits (other than the PensionPlus Match Account) under the retirement plans are approximately equal to amounts included in the Salary and Bonus columns in the Summary Compensation Table.

DEATH BENEFIT PLAN

The Company maintains, at no cost to the participants, an unfunded Executive Retiree Life Plan to provide supplemental benefits to certain key members of management, generally at the level of division vice president and above. The Plan provides a death benefit, after retirement of the participant, to his or her named beneficiary in an amount equal, on an after-tax basis, to 50% of the participant’s last full year’s salary and bonus prior to retirement. To be eligible for the benefit, a participant must, at the time of retirement, meet certain conditions, including (1) being enrolled in the Company’s voluntary Group Life Insurance Plan, which is available to almost all non-union administrative and production employees in the United States, with coverage of at least one times earnings; and (2) being age 55 with at least two years of service, or having a combination of age and years of service equal to at least 80. Messrs. Hatfield, McClanathan, Lynch and Sescleifer participated in the voluntary Group Life Insurance Plan, at the required coverage level, during fiscal year 2005.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
AND CHANGE IN CONTROL ARRANGEMENTS

Change of Control Employment Agreements

The Company has entered into Change of Control Employment Agreements with each of the Named Executive Officers. (Mr. Mulcahy’s terminated upon his retirement.) The Agreements have a term of three years from their effective date (which will be automatically extended every year for an additional year unless the Company terminates the Agreements at least 90 days prior to renewal), and provide that the Officers will receive severance compensation in the event of their involuntary termination (including constructive termination), other than for cause, within three years following a change in control of the Company. A change of control is generally defined as the acquisition of 20% or more of the outstanding shares of the Company’s Common Stock. A change of control will also occur if the initial directors of the Company, or their recommended or appointed successors, fail to constitute a majority of the board, or if the Company’s stockholders approve a merger, consolidation or sale of all or substantially all of the assets of the Company.

The severance compensation payable under the Agreements consists of:
•	a lump sum payment in an amount equal to 3 times the Officer’s annual base salary and target bonus;
•
the difference between the Officer’s actual benefits under the Company’s various retirement plans at the time of termination and what the Officer would have received if he or she had remained employed for an additional period of three years; and

•	the continuation of other executive health, dental and welfare benefits for a period of three years following the Officer’s termination.

No payments would be made in the event that the termination is voluntary, is due to death, disability or normal retirement, or is for cause.

In the event that it is determined that a “golden parachute" excise tax is due under the Internal Revenue Code, the Company will, if total benefits payable to the Officer are within 10% of the threshold for benefits at which the excise tax is triggered, reduce benefits to the point at which the tax will no longer be due, or, if total benefits are in excess of 10% of the threshold, reimburse the Officer for the amount of such tax, including any excise or income taxes associated with such reimbursement.

Acceleration Clauses

The stock options and restricted stock equivalent awards which have been granted to employees and directors, including the Named Executive Officers, under the Company's 2000 Incentive Stock Plan, provide for acceleration of vesting in the event of a change in control of the Company.

Severance Arrangements with Mr. Mulcahy

The Company has entered into a Separation Agreement and General Release, and a Non-Competition and Non-Disclosure Agreement, with J. Patrick Mulcahy, who retired as Chief Executive Officer of the Company in January of 2005. The material terms of the Non-Competition and Non-Disclosure Agreement are as follows:

Non-Competition. For a period of five (5) years after termination of employment -- i.e., from January 25, 2005 through January 25, 2010, Mr. Mulcahy may not compete against Energizer in any of the following business activities: all aspects of manufacturing, marketing, distributing, consulting with regard to, and/or operating a facility for the manufacturing, processing, marketing, or distribution of batteries, lighting products, rechargeable batteries, related battery and lighting products, and wet-shave products. For purposes of the Agreement, to “compete” means to accept or begin employment with, advise, finance, own (partially or in whole), consult with, or accept an assignment through an employer with any third party world wide in a position involving or relating to any Energizer business.

Non-Solicitation. For the duration of the five-year period, Mr. Mulcahy may not induce or attempt to induce any employee of Energizer to leave the employ of Energizer or induce or attempt to induce any customer, supplier, distributor, broker, or other business relation of Energizer to cease doing business with Energizer.

Non-Disclosure. Mr. Mulcahy will not disclose to any unauthorized persons or use for his own account any information, observations and data relating to the formulation, processing, manufacturing, sale and marketing of Energizer’s batteries, battery related products, and wet-shave products obtained by him during the course of his employment.

Consideration. Mr. Mulcahy received a grant of 10,000 restricted Common Stock equivalents effective as of his retirement as Chief Executive Officer, as consideration for his covenant not to compete. Subject to the conditions stated below, all of the restricted stock equivalents granted will vest January 25, 2010. Upon vesting, the vested equivalents will convert into shares of Common Stock, which will then be issued to him. The restricted stock equivalents credited to Mr. Mulcahy will be forfeited, prior to the above vesting date, upon a determination by the Board that he violated the terms of the Agreement. All restricted stock equivalents credited to Mr. Mulcahy will immediately vest, convert into shares of Common Stock and become payable, in the event of (i) his death; (ii) declaration of total and permanent disability; or (iii) change of control of the Company.

The material terms of the Separation Agreement and General Release with Mr. Mulcahy are as follows:

In exchange for a comprehensive release of any and all claims he may have against the Company, Mr. Mulcahy received the contingent bonus opportunity of $650,000 to which he would have been entitled under the 2004 Annual and Long-Term Bonus Program had he remained an employee of the Company through all of FY 2005, payment of which was contingent upon the Company achieving required financial targets for 2005, consistent with the program. As those targets were met, the payment has been made. In addition, Mr. Mulcahy’s pension benefit under the Energizer Holdings, Inc. Supplemental Executive Retirement Plan (“SERP”) was recalculated after the end of FY 2005 to include the contingent bonus in his 2004 earnings for benefit calculation purposes, and the recalculated SERP benefit will be paid to him on a prospective basis. The increase in his SERP benefit because of this recalculation was $5,250 per month.

Mr. Mulcahy also received a pro rated portion of the 2005 bonus to which he would have been entitled under the 2005 Annual and Long-Term Bonus Program had he remained an employee of the Company through 2005, based on his actual months of service as an employee during the 2004-05 fiscal year - i.e., October 2004 through January 2005. The amount of that payment was $337,783.

All other payments made to Mr. Mulcahy upon his retirement were in accordance with the terms of the employee benefit programs in which he participated as an officer and employee of the Company. Distributions made upon his retirement, and payments of non-qualified termination benefits made in fiscal year 2005, are detailed in the Summary Compensation Table.

NOMINATING AND EXECUTIVE COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

The Nominating and Executive Compensation Committee (the "Committee") is responsible for oversight of the Company’s executive compensation and benefit policies to ensure that they provide the appropriate motivation to achieve superior corporate performance and shareholder value. It approves direct and indirect compensation of executive officers and administers and makes awards under the Company’s 2000 Incentive Stock Plan, and will be authorized to make awards under the Executive Officer Bonus Plan if the terms of that Plan are approved by shareholders. The Committee is composed entirely of independent, non-employee directors, consistent with New York Stock Exchange listing standards and the Company’s Corporate Governance Principles.

Compensation Philosophy

The overall objective of the Company’s compensation philosophy is to reward management based upon its success in building shareholder value. The Company's executive compensation program is designed to provide a compensation package that, in the aggregate, will enable the Company to attract and retain highly talented executives and maintain a performance-oriented culture. In addition, the compensation program is designed to emphasize stock-based and/or performance target-based incentive compensation in order to link compensation much more directly to the performance of the Company. The compensation program is intended to be one of “high risk/high opportunity” -
with base salaries set below competitive levels, but with incentive programs providing an opportunity to achieve total compensation considerably above average, if exceptional performance is delivered. Compensation packages are weighted toward programs that are contingent upon the Company’s performance and the performance of the Common Stock. Compensation incentives have taken the form of annual bonuses based on performance targets for the Company as well as individual assessments, coupled with longer-term incentives designed to drive consistent growth over a multiple-year period. The Company also utilizes long-term stock-based incentives designed to encourage Company stock ownership by executives and a managerial perspective that is in alignment with shareholders’ interests.

In determining competitive pay standards, the Committee received advice from compensation consultants at Hewitt Associates LLC, an independent consultant retained by the Committee, which, as part of its normal operations, regularly conducts external market studies for selected benchmark executive positions. At the request of the Committee, Hewitt, assisted by management, selected, as a comparator, a peer group of over twenty U.S.-based corporations of similar size with which the Company may compete in recruiting executive talent. Corporations in the group include, but are not limited to, corporations included in the comparison indices set forth in the Performance Graph contained in this Proxy Statement.

Salaries

In past years, the base salary component of the compensation package for the executive officers has been targeted at a specific goal of 15% below the 50th percentile for comparable executive positions at the comparator companies. However, that rigid of a goal has proven to be somewhat inflexible. In some instances the Company has assigned additional, unique responsibilities to particular officers and additional remuneration is appropriate, even though no comparable data may exist to justify it. In other instances, a desire for pay parity for similar positions within the Company, or recognition of an individual’s unique salary history or domicile, has dictated a need for flexibility. Moreover, because available data on base salary levels at the comparator companies, and the actual comparability of their executive positions, can be incomplete, inconclusive, or inexact, it has, at times, been difficult to assess with any certainty whether the specific targets for salary have actually been achieved. As a result, management and the Committee have agreed that the target for the base salary component should generally be below the 50th percentile for the comparator companies, with exceptions in appropriate situations. With that underlying framework, the Committee has established the salaries of the executive officers (other than the Chief Executive Officer) based on recommendations of the Chief Executive Officer and the Company’s Vice President, Human Resources, which are reviewed by the Committee’s consultant. These recommendations include an assessment of the individual's responsibilities, experience, individual performance and contribution to the Company's performance, and also generally take into account compensation data from other companies as described above, historical compensation levels at the Company, and the competitive environment for attracting and retaining executives. In light of these considerations, the desire to bring certain of the officers closer to competitive pay levels, the Company’s continuing improvement in financial performance during fiscal year 2005, and the recommendations of the Committee’s consultant, the Committee has elected to increase the salaries of the executive officers for fiscal year 2005, as it did for the previous fiscal year.

A discussion of the Committee’s decisions regarding Mr. Klein’s annual salary is set forth below. Salary compensation for the Named Executive Officers for fiscal year 2005 is set forth in the Summary Compensation Table.

Annual and Long-Term Cash Bonus Award Programs

Beginning in fiscal year 2003, the Company initiated an annual and long-term cash bonus award program, with an annual component focusing primarily on the attainment of corporate earnings goals for the fiscal year, as well as on the personal performance of each executive, and a long-term component designed to reward consistent growth in earnings performance from year to year.

The annual component of the Program provides for a total annual award which is a percentage of the individual officer’s annual base salary (the “bonus target”). The award itself is comprised of two elements:
•
a Company performance piece (comprising 70% of the bonus target), based upon objective performance targets applicable to the specific executive officers, either (i) earnings per share (“EPS”), (ii) a combination of EPS and operating targets for a specific business unit, such as OPAWCC and/or sales, or (iii) an operating unit target alone; and

•	an individual performance piece (comprising 30% of the bonus target).

With respect to the Company performance targets, since inception of the program the EPS target has been approved by the Committee, and the Chief Executive Officer has then set the specific operating unit targets, which are derived from the EPS target and based upon the business plan for the year. He may adjust those operating unit targets (but not the EPS target) if he deems adjustment to the business plan necessary to the attainment of business goals, such as building brand equity or strengthening the launch of new products. Adjustments in the targets will be made for non-cash, unusual or non-recurring accounting impacts or changes in accounting treatment, and may be made, with the approval of the Committee for major unusual items, such as plant closings or restructurings.

In order to promote consistent earnings growth, the program mandates that nothing will be paid under the annual Company performance piece unless results for the current fiscal year (measured by the metrics individually applicable to each officer) meet or exceed the previous year’s results for those metrics, with proportionate increases in payouts above that minimum threshold. Achievement of target for a particular metric mandates payout of 100% of the Company performance piece (which, again, comprises 70% of the individual’s bonus target), and attainment of the stretch goal mandates payout of 150% of that piece. For those officers with joint EPS and operating unit targets, the thresholds and percentages of payout apply separately to the respective portions of their Company performance piece. In fiscal year 2005, the Company achieved the target, but not the stretch goals for EPS; with respect to the operating unit metrics utilized, stretch was achieved for one unit metric, target was achieved for another, and for the final operating unit metric, the minimal payout threshold was achieved, but not target.

With respect to the individual performance piece, executives are rated on their performance during the fiscal year, based upon a subjective assessment of factors including organizational and management development, technical skills, execution of strategic plans, and overall quality of performance. The program offers a payout of 200% of the individual performance piece (which, again, comprises 30% of the individual’s bonus target) for a "1" rating, 125% for a “2” rating, and 50% for a “3” rating, with no payout for rankings below that level. The Committee’s assessment of the performance of the executive officers, other than Mr. Klein, during this period was based upon a recommendation from Mr. Klein and the Company’s Vice President, Human Resources.

The long-term component of the Company’s bonus program creates, after the end of each fiscal year, an additional bonus opportunity (a “banked” bonus) of between 50 and 100% of the officer’s bonus target, depending on Company results for the year; however, no opportunity will be created unless the applicable budgeted targets (for the applicable metrics) set at the beginning of the year are achieved. In order, again, to promote consistent earnings growth from year to year, the banked bonus will not become payable unless actual results for the year in which it is created are met or exceeded in the following year. The percentage of the banked bonus, from 50% to 100%, that actually becomes payable in the next year will also depend upon Company performance against budgeted targets in that year.

The Company’s actual results for fiscal year 2005 did, in fact, exceed budgeted targets for that year, so a long-term opportunity has been created; however, any actual bonus payout will depend upon fiscal year 2006 results. A similar bonus opportunity was created for fiscal year 2004, and because results for fiscal year 2005 exceeded 2004 results, and, for some metrics, targets for 2005, the participating individuals received between 50% and 100% of the banked bonus opportunity created during fiscal year 2004. For fiscal year 2006, the Committee has elected to continue to utilize an executive bonus program with a focus on both annual performance and consistent growth in earnings per share from year to year. Details of the potential long-term bonus opportunities for the Named Executive Officers under the bonus programs for fiscal years 2005 and 2006 are set forth on the table titled “Long-Term Incentive Plan - Awards in Last Fiscal Year”, and the actual long-term payouts of the banked bonus opportunities created in fiscal year 2004 are included under Long-Term Compensation in the Summary Compensation Table.

It is contemplated that a similar bonus program design, with additional cash incentives for consistent earnings growth, will continue to be utilized in future years. If shareholders approve the material terms of the Executive Officer Bonus Plan described in Item 2 of this Proxy Statement, future cash bonus awards, if any, under the Annual and Long-Term Bonus Program to the Executive Officers will be made pursuant to that Plan in order to preserve the tax deductibility of those bonuses.

Deferrals of Bonus Awards

The Committee exercises its discretion in determining whether to permit the Executive Officers to defer payment of their cash bonus or other cash compensation under the terms of the Deferred Compensation Plan. In addition, under the terms of that Plan, the Committee has for a number of years authorized an additional 25% Company match on deferrals in the Energizer Common Stock Unit Fund of the Plan, which match is subject to certain vesting requirements. The Committee believes that the Company match further aligns the executive's interests with those of shareholders of the Company by encouraging an investment in Company stock equivalents. It also adds a retention feature through the vesting requirements. Deferrals mandated by the Committee in order to preserve the deductibility of compensation pursuant to Section 162(m) of the IRS Code, however, are not credited with an additional match.

Stock Awards

Under the Company’s 2000 Incentive Stock Plan, stock-based incentive awards, including stock options and restricted stock equivalent awards, may be granted from time to time. In general, the Committee bases its decisions to grant stock-based incentives on recommendations of management and the Committee’s independent consultant, with the intention of keeping the executives’ overall compensation, including the equity component of that compensation, at a competitive level with the Company’s comparator group. The Committee also considers the number of shares of Common Stock outstanding, the number of shares of Common Stock authorized under the 2000 Incentive Stock Plan, the number of options and shares of restricted Common Stock (or equivalents) held by the executive for whom an award is being considered and the other elements of the executive's compensation, as well as the Company's compensation objectives and policies described above. As with the determination of base salaries and bonus awards, the Committee exercises subjective judgment and discretion in view of the above criteria; however, the Committee and management have agreed that the number of stock-based incentive awards granted per year, as a percentage of the Company’s outstanding shares, will not exceed the market rate for equity grants among the comparator companies.

Stock options granted by the Committee entitle the recipient to purchase a specified number of shares of the Company's Common Stock, after certain vesting provisions have been met, at an option price which is equal to the fair market value of the Common Stock at the time of grant. They provide executives with an opportunity to buy and maintain an equity interest in the Company, while linking the executive's compensation directly to shareholder value, since the executive receives no benefit from the option unless all shareholders have benefited from an appreciation in the value of the Company's Common Stock. In addition, since the options "vest" serially, generally in three to five segments over a period of three to five years after the date of grant, they function as a retention device while encouraging the executive to take a longer-term view about decisions impacting the Company.

Restricted stock awards granted by the Committee have consisted of stock equivalents convertible into shares of Common Stock, or mandated deferrals into the Energizer Common Stock Unit Fund of the Deferred Compensation Plan, both of which are subject to certain restrictions. The restricted equivalents (or units) may not be sold, pledged or otherwise transferred until the restrictions lapse and they convert into shares of Common Stock. Restricted stock awards further the goal of retaining key executives by encouraging stock ownership and linking executive performance with shareholder value.

Since the time of the Company’s spin-off, the Committee has not elected to implement a practice of making routine additional annual equity grants to the Executive Officers, or other employees, but instead, has only authorized additional awards in recognition of the assumption of significant new responsibilities, or when competitive pay issues have arisen. However, because of the important link to shareholder interests that equity grants create, and the retentive and incentive value to the Company provided by a regular, competitive, grant program, it is believed that it is more appropriate to move towards an ongoing annual equity grant, of either options and/or restricted stock equivalents, which would be made to individuals selected on a yearly basis from pools of eligible officers and employees, with potential additional grants throughout the year in special circumstances.

In that light, a review by the Committee’s consultant of the Company’s executive compensation program in the fall of 2004 indicated that the long-term equity incentives for the Company’s executive team fell below market for comparable positions at other corporations of similar size, and the Committee authorized a grant of both options and restricted stock equivalents to certain of the Executive Officers. In January of 2005, a separate grant of options and restricted stock equivalents was made to the remaining Executive Officers and approximately 60 other key employees, including a grant to Ward Klein upon his promotion to Chief Executive Officer, as described below. The size of the grants to the Executive Officers was based upon recommendations of the Committee’s independent consultant, which were determined by consideration of comparable market data for equity grants, and a subjective determination of the appropriate number of shares necessary to comprise an appropriate long-term component of the executive’s compensation package; all of the grants, both options and restricted stock equivalents, provided for a 4-year vesting period to ensure retention. Details of the stock options granted to the Named Executive Officers are set forth on the table titled “Option Grants in Last Fiscal Year”, and details of the restricted stock awards granted to them are included in the Summary Compensation Table.

More recently, after the end of fiscal year 2005, the Committee authorized an additional grant of restricted stock equivalents to the Company’s Executive Officers and a number of other key individuals. Although grants to the lower level employees continued to have 4-year vesting provisions with no performance contingencies, awards to the Executive Officers and other higher level employees were structured to combine a retention element with strong incentives to continue the Company’s earnings performance. Under those awards, discussed in more detail below, 75% of the equivalents awarded are at risk if the Company does not achieve certain levels of compound annual growth in earnings per share over the next three years.

Compensation for the Chief Executive Officer

Upon Mr. Ward Klein’s appointment to serve as Chief Executive Officer of the Company following Mr. Mulcahy’s retirement, the Committee requested that its independent compensation consultant make recommendations as to an appropriate compensation package, given Mr. Klein’s new responsibilities. The consultant recommended, and the Committee agreed, that Mr. Klein’s 2005 total compensation package should be set below market, transitioning to fully competitive levels over a 2- to 3- year period. The Committee also maintained its philosophy of setting the base salary of the Chief Executive Officer below market, while providing opportunities to deliver total compensation at market levels with commensurate performance through incentive pay. To that end, the Committee set Mr. Klein’s salary for the remainder of fiscal year 2005 at a level that was significantly below market for chief executive officer positions among the comparator companies. However, to provide an opportunity for higher compensation tied to Company performance, the Committee also set his target bonus under the Annual and Long-Term Bonus Program at a level of 100% of his annual base salary, 70% of which was dependent upon the Company’s attainment of targeted EPS for the year. The Committee also granted Mr. Klein a restricted stock equivalent award and a non-qualified stock option, the total value of which, as determined by the Committee’s consultant, was again below market level for long-term incentive awards for chief executive officers of the comparator companies. Details of those awards are set forth in the Summary Compensation Table and in the table titled “Option Grants in Last Fiscal Year”. The Committee’s consultant determined that the total compensation set for Mr. Klein for fiscal year 2005, including his salary, annual bonus, and long-term incentives, was within the desired range below market approved by the Committee.

Mr. Klein participated in the fiscal year 2005 bonus program described under Annual and Long-Term Cash Bonus Award Programs above. Under the terms of that program, the Committee awarded an annual bonus to Mr. Klein, at the higher target assigned to him at his promotion, based on the quantitative increase in earnings per share achieved by the Company during 2005, as well as a subjective assessment of his performance during the year. The Committee’s assessment was based upon its consideration of Mr. Klein’s efforts versus focal points established at the beginning of the fiscal year, the results of a CEO assessment completed by all of the members of the Board, as well as a recommendation which the Committee sought from the Chairman and Vice Chairman of the Board. The Committee was pleased with his transition to leadership of the Company, his performance against his focal points for the year, and his efforts to maintain the Company’s earnings growth. However, given the limited period of time since Mr. Klein assumed the chief executive officer position, the Committee gave him a “new in job” grade, which bore a medium ranking, for his individual performance rating.

Because the Company’s actual EPS for fiscal year 2004 were exceeded during fiscal year 2005, the additional banked bonus opportunity created in fiscal year 2004, as described under Annual and Long-Term Cash Bonus Award Programs, became payable to Mr. Klein. The contingent bonus opportunity created in fiscal year 2005, as also described in that section, will be paid to him after the end of fiscal year 2006 only if EPS results for 2005 are equaled or exceeded in the following year.

In October of 2005, the Committee requested a recommendation from its consultant regarding an increase in base salary for Mr. Klein for the new fiscal year, and the appropriateness of an additional equity award. The consultant determined that competitive pay levels had increased to the point that Mr. Klein’s current base salary and total compensation were significantly below the range targeted by the Committee for his position. In light of the Committee’s targeted goals, and based on recommendations from the consultant, which were developed without the input or review of management, the Committee increased Mr. Klein’s base salary for fiscal year 2006, and awarded him a significant long-term incentive in the form of a restricted stock equivalent award, with vesting of 75% of that award tied to attainment of various thresholds of compound annual growth in EPS over a 3-year period. The award provides that 25% of the equivalents granted will vest at the end of 3 years, but the remaining 75% will only vest in its entirety at that time if the compound annual growth rate for EPS over the preceding 3-year period exceeds certain thresholds.

Deductibility of Certain Executive Compensation

A feature of the Omnibus Budget Reconciliation Act of 1993 sets a limit on deductible compensation of $1,000,000 per year per person for those executives designated as Named Executive Officers in the Proxy Statement. The Company has mandated or reserved the right to mandate the deferral of certain bonus and salary payments to such officers. For fiscal year 2005, voluntary deferrals of payments under the Company’s annual and long-term cash bonus program will effectively preserve the deductibility of essentially all compensation paid to the Named Executive Officers. If shareholders approve the terms of the Executive Officer Bonus Plan described in this Proxy Statement, it is envisioned that a significant portion of the payments to the Named Executive Officers under the Company’s annual and long-term cash bonus program will be performance-based and thus deductible. While it is the general intention of the Committee to meet the requirements for deductibility, the Committee may approve payment of non-deductible compensation from time to time if unusual circumstances warrant it. The Committee will continue to review and monitor its policy with respect to the deductibility of compensation.

Conclusion

The Committee is satisfied that the compensation and long-term incentive plans provided to the executives of the Company are structured and operated to foster a performance-oriented culture and create strong alignment with the long-term best interests of the Company and its shareholders. It is also satisfied that compensation levels are reasonable in light of performance and the competitive environment for attracting and retaining executives.

John E. Klein - Chairman     W. Patrick McGinnis
Bill G. Armstrong       Pamela M. Nicholson
John C. Hunter         John R. Roberts
Richard A. Liddy

.

AUDIT COMMITTEE REPORT

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

The Audit Committee of the Company’s Board of Directors consists entirely of non-employee directors that are independent, as defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange Listing Standards.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Committee’s responsibility is to monitor and oversee these processes.

With respect to the Company’s audited financial statements for the Company’s fiscal year ended September 30, 2005, management of the Company has represented to the Committee that the financial statements were prepared in accordance with generally accepted accounting principles and the Committee has reviewed and discussed those financial statements with management. The Audit Committee has also discussed with PricewaterhouseCoopers LLP, the Company’s independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) as modified or supplemented.

The Audit Committee has received the written disclosures from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No.1, Independence Discussions with Audit Committees), as modified or supplemented, and has discussed the independence of PricewaterhouseCoopers LLP with members of that firm. In doing so, the Committee considered whether the non-audit services provided by PricewaterhouseCoopers LLP were compatible with its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements for the fiscal year ended September 30, 2005 be included in the Company’s Annual Report on Form 10-K for that year.

John R. Roberts- Chairman    Richard A. Liddy
Bill G. Armstrong        Pamela M. Nicholson
John E. Klein

PERFORMANCE GRAPH

The graph below is presented in accordance with SEC requirements. You are cautioned against drawing any conclusions from the data in the graph, as past results do not necessarily indicate future performance. The graph does not reflect the Company’s forecast of future financial performance.

Despite anything to the contrary in any of the Company’s previous SEC filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following graph as well as the Nominating and Executive Compensation Committee Report on Executive Compensation and the Audit Committee Report set forth above will not be incorporated by reference into any such filings.

The line graph below compares the annual percentage change in cumulative total shareholder return for the Company’s Common Stock with the cumulative total return of the Standard & Poor’s Midcap 400 and Midcap Electronics Indices.

Comparison of Cumulative Total Return on $100 Invested in Energizer Holdings, Inc. Common Stock on April 3, 2000 versus the S&P Mid Cap Electronics and S&P Mid Cap Indices through September 30, 2005

$350
$300
$250
$200
$150
$100
$50
$0
Dollars
Apr-00
Jul-00
Oct-00
Jan-01
Apr-01
Jul-01
Oct-01
Jan-02
Apr-02
Jul-02
Oct-02
Jan-03
Apr-03
Jul-03
Oct-03
Jan-04
Apr-04
Jul-04
Oct-04
Jan-05
Apr-05
Jul-05
ENR
S&P 400 Midcap
S&P Midcap Electronics

DELIVERY OF DOCUMENTS

Householding of Annual Meeting Materials. The Securities and Exchange Commission has approved a rule permitting the delivery of a single set of annual reports and proxy statements to any household at which two or more shareholders reside, if the shareholders consent. Each shareholder will continue to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information you receive, as well as our expenses. In order to take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple shareholders who share an address, unless we received contrary instructions from the impacted shareholders prior to the mailing date. If you prefer to receive separate copies of our proxy statement or annual report, either now or in the future, we will promptly deliver, upon your written or oral request, a separate copy of the proxy statement or annual report, as requested, to any shareholder at your address to which a single copy was delivered. Notice should be given to the Secretary, Energizer Holdings, Inc., 533 Maryville University Drive, St. Louis, Missouri 63141 (Tel. No. (314) 985-2161). If you are currently a shareholder sharing an address with another shareholder and wish to have only one proxy statement and annual report delivered to the household in the future, please contact us at the same address.

Electronic Delivery. For next year’s Annual Meeting of Shareholders, you can help us save significant printing and mailing expenses by consenting to access the proxy statement and annual report electronically over the Internet. If you choose to vote over the Internet, you can indicate your consent to electronic access to these documents by following the instructions at the Internet voting website noted on the enclosed proxy card. If you do not choose to vote over the Internet, or if you are not given the opportunity to consent to electronic access over the Internet, but would still like to consent, you may contact the Secretary, Energizer Holdings, Inc., 533 Maryville University Drive, St. Louis, Missouri 63141 (Tel. No. (314) 985-2161). If you choose to receive the proxy statement and annual report electronically, then prior to next year’s annual meeting you will receive e-mail notification when the proxy statement and annual report are available for on-line review over the Internet. Your choice for electronic distribution will remain in effect indefinitely, unless you revoke your choice by sending written notice of revocation to the address noted above. However, if the e-mail notification is returned as “undeliverable”, a hard copy of the proxy materials and annual report will be mailed to your last known address.

SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

Any proposals to be presented at the 2007 Annual Meeting of Shareholders, which will be held on January 22, 2007, must be received by the Company, directed to the attention of the Secretary, no later than August 9, 2006 in order to be included in the Company’s proxy statement and form of proxy for that meeting. Upon receipt of any proposal, the Company will determine whether or not to include the proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies. The proposal must comply in all respects with the rules and regulations of the Securities and Exchange Commission and the Bylaws of the Company.

In order for a shareholder to nominate a candidate for director, under the Company’s Bylaws timely notice of the nomination must be received by the Company in advance of the meeting. Ordinarily, such notice must be received not less than 90, nor more than 120, days before the meeting (but if the Company gives less than 90 days’ (1) notice of the meeting or (2) prior public disclosure of the date of the meeting, then such notice must be received within 7 days after notice of the meeting is mailed or other public disclosure of the meeting is made), or prior to October 24, 2006 for the 2007 Annual Meeting. The notice of nomination must include, as to each person whom the shareholder proposes to nominate for election, the candidate’s name, age, business and residential address, and principal occupation for the previous 5 years, the nominee’s consent to being named as a nominee and to serving on the Board, and the number of shares of Common Stock beneficially owned by the nominee. To assist in the evaluation of shareholder-recommended candidates, the Committee may request that the shareholder provide certain additional information required to be disclosed in the Company’s proxy statement under Regulation 14A of the Securities Exchange Act of 1934. The shareholder nominating the candidate must also include his or her name and address, and the number of shares of Common Stock beneficially owned.

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by the Company prior to the time described in the preceding paragraph. Such notice must include a description of the proposed business and the reasons therefor, the name and address of the shareholder making the proposal, and the number of shares of Common Stock beneficially owned. These requirements are separate from and in addition to the requirements a shareholder must meet to have a proposal included in the Company’s Proxy Statement.

In each case, the notice must be given to the Secretary of the Company, whose address is 533 Maryville University Drive, St. Louis, Missouri 63141. A copy of the Company’s Bylaws will be provided without charge upon written request to the Secretary.

By order of the Board of Directors,

Timothy L. Grosch
Secretary
December 9, 2005

2006 ANNUAL MEETING ADMISSION TICKET

ENERGIZER HOLDINGS, INC.
2006 ANNUAL MEETING OF SHAREHOLDERS
Monday, January 23, 2006
2:30 p.m. local time
Energizer World Headquarters
533 Maryville University Drive
St. Louis, Missouri 63141

Please present this ticket for admittance to the Annual Meeting.
Admittance will be based upon availability of seating.

tFOLD AND DETACH HERE AND READ THE REVERSE SIDEt
----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

ENERGIZER HOLDINGS, INC.
This Proxy is Solicited on Behalf of the Board of Directors
for the Annual Meeting of Shareholders on January 23, 2006

P R O X Y
This proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder. If no direction is made, this Proxy will be voted “FOR” Items 1 and 2. The undersigned hereby appoints W.M. Klein and G.G. Stratmann as Proxies, with the power of substitution, to represent and to vote, as designated below, all the shares of the undersigned held of record on November 18, 2005, at the Annual Meeting of Shareholders to be held on January 23, 2006 and any adjournments thereof.

(Important - to be signed and dated on reverse side)

This proxy covers all Energizer Holdings, Inc. Common Stock you own in any of the following ways (provided the registrations are identical):
Shares held of record Energizer Holdings, Inc. Savings Investment Plan

VOTE BY TELEPHONE OR INTERNET
QUICK *** EASY *** IMMEDIATE

ENERGIZER HOLDINGS, INC.

■	You can now vote your shares electronically through the Internet or the telephone.
■	This eliminates the need to return the proxy card.
■	Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated, and returned the proxy card.

TO VOTE YOUR PROXY BY INTERNET
www.energizer.com

Have your proxy card in hand when you access the above website. Select “ENR Shareholder Proxy Voting”. Follow instructions on the website.

TO VOTE YOUR PROXY BY MAIL

Mark, sign, and date the proxy card below, detach it, and return it in the postage-paid envelope provided.

TO VOTE YOUR PROXY BY PHONE
1-866-894-0537

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. Follow instructions given to you on the phone.

PLEASE DO NOT RETURN THE BELOW CARD IF VOTED ELECTRONICALLY

tFOLD AND DETACH HERE AND READ THE REVERSE SIDEt
---------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

Proxy by Mail

Please mark your vote like this ☒

ENERGIZER HOLDINGS, INC.	COMMON STOCK
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”:
1. Election of Directors For All Withhold For All Nominees Except ☐ ☐ ☐	2. Approval of the material terms and performance criteria of the Executive Officer Bonus Plan and 2000 Incentive Stock Plan. FOR AGAINST ABSTAIN ☐ ☐ ☐

Nominees: 01 Bill G. Armstrong, 02 J. Patrick Mulcahy, 03 Pamela M. Nicholson, 04 William P. Stiritz

To withhold authority to vote for any nominees listed above, mark the “For All Except” box and write the name(s) of the nominee(s) from whom you wish to withhold authority to vote in the space provided below.

Please be sure to sign and date this Proxy Card.

IF YOU WISH TO VOTE ELECTRONICALLY PLEASE READ THE INSTRUCTIONS ABOVE
Mark box at right if you plan to attend the Annual Meeting on January 23, 2006. ☐

COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Signature_________________________________________________________Signature_________________________________________________________Date______________________
Please sign exactly as your name(s) appear(s) hereon. When signing as Attorney, Executor, Trustee, Guardian or Officer of a Corporation, please give title as such. For joint accounts, all named holders should sign. If you receive more than one proxy card, please sign all cards and return in the accompanying postage-paid envelopes.

2005 AUDIT COMMITTEE CHARTER

PREFACE
The Audit Committee of the Board of Directors shall assist the Board in fulfilling its responsibilities with respect to accounting and management controls, and financial reporting.

Specifically, the Audit Committee is responsible for overseeing that:

- a system of internal controls is maintained throughout the Company which protects the assets of the Company on a reasonable and economic basis, provides for proper authorization and recording of transactions, ensures financial information is reliable and accurate and monitors compliance with laws and regulations; and

- financial statements fairly present in all material respects the financial condition and results of operations of the Company in accordance with generally accepted accounting principles.

AUTHORITY
The Audit Committee has authority to conduct or authorize investigations into any matter within the scope of its responsibilities. It is authorized to:

1.  appoint, retain, determine compensation for and oversee the work of any registered public accounting firm employed by the Company as its external auditor;
2.  resolve any disagreements between management and the external auditor regarding financial reporting;
3.  pre-approve all auditing and non-audit services provided to the Company by the external auditor;
4.  retain independent counsel and other advisors at the expense of the Company, as the Audit Committee determines necessary to carry out its duties;
5.  establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and
6.  incur necessary costs on behalf of the Company to carry out its responsibilities.

MEMBERSHIP
The Board of Directors shall appoint the Audit Committee members, all of whom shall be Directors. The Audit Committee shall be comprised of at least three members. The Board may also appoint an individual, who need not be a Director, to serve as Secretary to the Committee. Each member of the Audit Committee, including the Chairman, shall be independent, in accordance with the criteria for independence set forth in Section 10A(m)(1) of the Securities Exchange Act of 1934, as amended, and rules and regulations promulgated thereunder, and the Corporate Governance Standards of the New York Stock Exchange. Each member of the Audit Committee shall, by reason of education or experience and in light of all factors which the Board of Directors is aware, possess such degree of financial literacy as required to select and oversee the performance of the independent and internal auditors, to monitor the integrity of the Company’s financial statements; and otherwise to faithfully execute the Charter of the Audit Committee.

TERM
Each member of the Audit Committee shall hold office until the earliest of the following shall occur: his or her successor member is elected, or he or she dies, resigns or is removed, or until he or she ceases to be a Director.

DUTIES
The Audit Committee shall meet formally at least four times a year, with authority to convene additional meetings as deemed appropriate. The Audit Committee will meet with representatives from the external audit firm, and the Company's General Counsel, Secretary, Controller, Chief Internal Auditor, Chief Financial Officer, and Chief Executive Officer as the Committee determines appropriate. Its duties are to:

Financial Statements and Filings

1.  Review with management and the external auditor:
•  the annual financial statements and results of the external audit;
•  the interim financial statements and results of the external auditors’ review of such statements;
•  the periodic reports of the Company required by the Securities Exchange Act of 1934, as amended, including officer certificates filed therewith and management discussion and analysis presented in such filings;
•  the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies; and
•  other significant financial filings as necessary.

The Committee shall review such statements and reports prior to filing with the SEC. This review should include:
•  significant accounting and reporting issues, including complex or unusual transactions and highly judgmental areas; and accounting alternatives; and
•  the external auditor’s judgment on the quality, consistent application of accounting principles and completeness of disclosures.

2.  Review recent professional and regulatory pronouncements and their impact on the financial statements.

Internal Controls

3.  Review with management and the Chief Internal Auditor the effectiveness of the Company’s internal controls, including significant deficiencies identified within the Company.

4.  Review the reports of the external auditor relating to financial reporting practices and reportable conditions in the internal control structure.

5.  Review Company policies on internal controls, and ethical and responsible business conduct, and review the results and adequacy of programs and procedures for determining compliance with such policies.

6.  Review information concerning environmental, legal, regulatory and other matters which may represent material financial exposure.

External Audit

7.  Review the audit scopes and plans, and the associated fees, of the external auditors.

8.  Review the scope and fees of non-audit services and other relationships of the external auditor, and consider the possible effect of the performance of those services on the independence of the external auditor and approve performance of non-audit services in advance.

9.  Review with external auditors any booked or waived audit adjustments, audit problems or difficulties and management’s response thereto.
10.  Review and conclude as to the quality and independence of the external auditor firm. At least annually, the Committee shall obtain and review a report by the external auditor firm describing the firm’s internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, with respect to one or more independent audits carried out by the firm, and any steps taken to deal with such issues. The Committee shall also obtain a report from the external auditor firm as to all relationships between the external auditor firm and the Company.

11.  Meet privately with the external auditors on a periodic basis.

Internal Audit

12.  Review the organization and costs of the internal auditing department, the adequacy of its resources, and the quality of the audit staff.

13.  Review the annual audit risk assessment and the proposed audit plans of internal auditing with management and the external auditors.

14.  Review the coverage and results of the internal audits, including review of significant deficiencies in internal controls and/or management improprieties identified in such audit, together with management's response thereto.

15.  Meet privately with the Chief Internal Auditor on a periodic basis.

Committee Reporting

16.  Report to the Board of Directors significant issues and activities of the Committee.

17.  Comply with Committee reporting obligations under the Securities Exchange Act of 1934, as amended, and rules and regulations promulgated thereunder, and the Corporate Governance Standards of the New York Stock Exchange.

18.  Review and assess, at least annually, the adequacy of this charter and submit the charter for approval to the full Board at least every three years.

Other

19.  Consider any other matters related to the oversight responsibilities of the Audit Committee, as deemed advisable or necessary by Company management, the Board of Directors or the Audit Committee.

20.  Consider guidelines and policies to govern the process by which risk assessment and management of risk is undertaken by the Company.

21.  Review policies and procedures with respect to transactions between the Company and officers and directors, or their affiliates.

22.  Review policies and procedures with respect to the presentation of non-GAAP financial measures.

23.  Monitor established procedures and results of programs for confidential anonymous employee report program.

24.  Oversee special investigations as needed, and set clear hiring policies for employees or former employees of the external auditor firm.

25.  Prepare an audit committee report as required by the Securities and Exchange Commission to be included in the Company’s annual Proxy Statement.

26.  Perform an annual evaluation of the Committee’s own effectiveness. The results of the evaluation should be discussed with the full Board. The purpose of such evaluation is to increase the effectiveness of the Committee as a whole, not to focus on individual Committee members.

QUORUM
A majority of the members of the Audit Committee shall constitute a quorum for all purposes and the act of a majority of the members present at any meeting at which a quorum is present shall be the act of the Committee.